UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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American Express Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT —SUBJECT TO COMPLETION

AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

DATE	Monday, April 26, 2010, at 10:00 a.m. Eastern Time

PLACE	American Express Company 200 Vesey Street, 26th Floor New York, New York 10285

ITEMS OF BUSINESS	(1) Election of Directors.

(2) Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

(3) Advisory (non-binding) vote approving executive compensation.

(4) Shareholder proposal relating to cumulative voting for Directors.

(5) Shareholder proposal relating to the calling of special shareholder meetings.

(6) Shareholder proposal relating to share retention requirements for senior executives.

(7) Such other business that may properly come before the Meeting.

RECORD DATE	You can vote if you are a shareholder of record on February 26, 2010.

Your vote is very important to us. Whether or not you plan to attend the Meeting, we encourage you to vote promptly.

CAROL V. SCHWARTZ
Secretary & Corporate Governance Officer

March     , 2010

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

March [    ], 2010

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2010 Annual Meeting of Shareholders and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to American Express Company as “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at 10:00 a.m. Eastern Time on Monday, April 26, 2010, at the Company’s New York City headquarters and invite you to attend in person. Directions to the Company’s New York City headquarters are on page [    ]. If you need special assistance at the Meeting because of a disability, you may contact Carol V. Schwartz, our Secretary, by telephone at (212) 640-5714, by e-mail at carol.schwartz@aexp.com or by writing to her at the Company’s headquarters at 200 Vesey Street, New York, New York 10285.

The Company has arranged for a live audio webcast of the 2010 Annual Meeting to be accessible to the general public on the Internet at http://ir.americanexpress.com. (Information from such site is not incorporated by reference into this proxy statement.) A replay of the Meeting’s audio webcast will also be available at the same Web site address beginning later the same day.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 26, 2010

The Company’s Proxy Statement and 2009 Annual Report to Shareholders are available at www.proxyvote.com.

We are pleased this year once again to take advantage of the Securities and Exchange Commission (SEC) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about March [    ], 2010, we started mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy statement and 2009 Annual Report to Shareholders and vote online. By furnishing this Notice, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

Shareholders who did not receive the Notice will continue to receive a paper or electronic copy of our proxy statement and 2009 Annual Report, which we intend to start mailing on or about March [    ], 2010.

VOTING INFORMATION

Record Date

You may vote all common shares that you owned as of February 26, 2010, which is the record date for the Annual Meeting. On February 26, 2010, we had [            ]common shares outstanding and eligible to vote. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Ownership of Shares

You may own common shares in one or more of the following ways:

•

directly in your name as the shareholder of record, including shares purchased through the BuyDIRECT stock purchase plan or restricted stock awards issued to employees under our long-term incentive plans;

•	indirectly through a broker, bank or other holder of record in “street name”; or

•	indirectly through the American Express Company Stock Fund of our Retirement Savings Plan (RSP) or the Employee Stock Ownership Plan of Amex Canada, Inc.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by completing the voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

How to Vote

Your vote is important. We encourage you to vote promptly. Telephone and Internet voting are available through 11:59 p.m. Eastern Time on Wednesday, April 21, 2010, for shares held in employee plans, and through 11:59 p.m. Eastern Time on Sunday, April 25, 2010, for all other shares. You may vote in the following ways:

By Telephone. If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the recorded instructions. You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompany your proxy materials, as applicable. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet. You can also vote your shares over the Internet at www.proxyvote.com. You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompany your proxy materials, as applicable. You may vote over the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. You may incur telephone and Internet access charges if you vote over the Internet. If you vote over the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold shares in street name, please complete and mail the voting instruction form.

At the Annual Meeting. The way you vote your shares prior to the Meeting will not limit your right to change your vote at the Meeting if you attend in person and vote by ballot. If you hold your shares in street name and you want to vote in person by ballot at the Meeting, you must obtain a valid “legal proxy” from the record holder of your shares at the close of business on the record date indicating that you were a beneficial owner of shares, as well the number of shares of which you were the beneficial owner on the record date, and appointing you as the record holder’s proxy to vote the shares covered by that proxy at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card or voting instruction form without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Meeting.

Shares Held Under Plans

If you participate in the BuyDIRECT stock purchase plan, administered by BNY Mellon, the Company’s transfer agent, your proxy includes the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the RSP or the Employee Stock Ownership Plan of Amex Canada, Inc., your proxy includes shares that the relevant plan has credited to your account.

To allow sufficient time for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. trustees to vote, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Wednesday, April 21, 2010. If the trustees for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. do not receive your instructions by that date, the trustees will not vote your shares.

Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. Your proxy card or ballot and voting records will not be disclosed unless the law requires disclosure, you request disclosure or your vote is cast in a contested election. If you write comments on your proxy card or ballot, your comments will be forwarded to management. In reviewing the comment, management may learn how you voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Effect of Not Casting Your Vote

If you hold your shares in street name in a bank or brokerage account, it is critical that you cast your vote if you want it to count in the election of Directors (Item 1 of this proxy statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate. Recent changes in regulation take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this proxy statement) and on the advisory vote on executive compensation (Item 3 of this proxy statement). As in the past, they will not have discretion to vote uninstructed shares on the shareholder proposals (Items 4, 5 and 6 of this proxy statement).

If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Meeting.

Quorum and Required Vote

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

Broker Vote. If you hold your shares in street name in a bank or brokerage account, you should be aware that if you fail to instruct your bank or broker how to vote within ten days of the Meeting, the bank or broker is permitted to vote your shares in its discretion on your behalf on routine items. Thus, if you want to assure that your shares are voted in accordance with your wishes on Items 2 and 3, the routine matters in this proxy statement, you should complete and return your voting instruction form before April 16, 2010.

Votes Required for the Election of Directors and Approval of the Proposals. To elect Directors and adopt the other proposals, the following votes are required:

Item	Vote Required	Abstentions and Broker Non-Votes, if any

Election of Directors	Plurality of the votes cast in a contested election; approval of the majority of the votes cast in an uncontested election. Based on a shareholder notice we received, plurality voting will apply. See “Other Matters” on page [ ].	Not considered as votes cast and have no effect on the outcome

Ratification of appointment of independent accounting firm	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

Advisory (non-binding) vote approving executive compensation	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

Shareholder Proposals	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

There are no cumulative voting rights.

Multiple Shareholders Sharing the Same Address

In accordance with the notices we previously sent to street name shareholders who share a single address, we are sending only one Notice of Internet Availability of Proxy Materials or one 2009 Annual Report and proxy statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce duplicate mailings. However, if any shareholder residing at such an address wishes to receive a separate Notice of Internet Availability of Proxy Materials or a separate 2009 Annual Report and proxy statement, he or she may contact the Company’s Secretary. If you are receiving multiple copies of our 2009 Annual Report and proxy statement or Notice of Internet Availability of Proxy Materials, you can request householding by contacting the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies on behalf of the Board of Directors. Our Directors, officers or employees may solicit proxies for us in person, or by mail, telephone, facsimile or electronic transmission. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to help us distribute and solicit proxies. We will pay them $17,500 plus expenses for these services.

CORPORATE GOVERNANCE

Our business is managed by the Company’s employees under the direction and oversight of the Board of Directors. Except for Kenneth I. Chenault, our Chairman and Chief Executive Officer (CEO), none of our Board members is an employee of the Company. The Board limits membership of the Audit and Risk Committee, Compensation and Benefits Committee (Compensation Committee) and Nominating and Governance Committee (Nominating Committee) to independent, non-management Directors. We keep Directors informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board Committee meetings, as well as through our Director orientation and ongoing education efforts.

The Board of Directors has adopted Corporate Governance Principles (Governance Principles) which, along with the charters of the Board Committees, the Company’s Code of Conduct for employees and the Code of Business Conduct for Directors, provide the framework for the governance of the Company. The Board of Directors has also appointed a Corporate Governance Officer to promote best practices and help the Company remain in the forefront of good corporate governance. The Corporate Governance Officer periodically reviews the Company’s governance principles and practices to assure that they continue to reflect high standards and makes recommendations to the Nominating Committee in connection with the Company’s governance practices.

A complete copy of the Company’s Governance Principles, the charters of each of the Board Committees and the Codes of Conduct for employees and Directors may be found on the Company’s Investor Relations Web site at http://ir.americanexpress.com. Copies of these materials are available without charge upon written request to the Secretary of the Company.

Summary of the Company’s Corporate Governance Principles

Independence of Directors. A substantial majority of the Board of Directors shall consist of independent, non-management Directors who meet the criteria for independence required by The New York Stock Exchange (NYSE).

A Director is independent if he or she does not have a material relationship with the Company or one of its subsidiaries.

The Board has established the following guidelines to assist it in determining Director independence.

1. A Director will not be considered independent under NYSE rules if:

(i)	within the last three years the Director was an employee of the Company (other than an interim Chairman, CEO or other executive officer) or an immediate family member was an executive officer of the Company;

(ii)	the Director or an immediate family member received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from the Company, other than (a) Director and Committee fees and pension or other deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service), (b) compensation received by the Director for former service as an interim Chairman, CEO or other executive officer, or (c) compensation received by an immediate family member for service as an employee (other than an executive officer);

(iii)	the Director or an immediate family member is a partner of the Company’s independent registered public accounting firm; the Director is a current employee of such firm; a member of the Director’s immediate family is an employee of such firm and personally works on the Company’s audit; or the Director or immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit;

(iv)	such Director or an immediate family member is or has been within the last three years employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v)	the Director is a current employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, the Company in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

2. The Board has determined that a material relationship with the Company will be deemed to exist if a Director is:

(i)	an executive officer of a not-for-profit organization and the annual contributions of the Company and the American Express Foundation to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s total annual revenues;

(ii)	a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; or

(iii)	a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

3. The Board of Directors also has determined that the following relationships are not material and do not impair a Director’s independence:

(i)

possession and use of an American Express® Card or use of any of the Company’s other products or services by a Director or his or her immediate family members or their family businesses on terms and conditions similar to those available to other customers;

(ii)

incurring indebtedness to the Company, on the American Express® Card or otherwise as permitted by law, by a Director or his or her immediate family members or their family businesses on terms and conditions similar to those available to other persons of like creditworthiness;

(iii)	transactions in the ordinary course of business between the Company and another company where the Director or an immediate family member serves as an executive officer and/or in which the Director or an immediate family member has an equity interest, provided the amounts paid or received by the other company did not exceed, in any of the last three fiscal years, the greater of $1 million or 1% of its consolidated gross revenues;

(iv)	transactions between the Company and another company where the Director serves on the other company’s board and/or owns less than a 5% equity interest in the other company, regardless of the amount involved;

(v)	service on the board of another public company on which an executive officer of the Company also serves as a board member, except for compensation committee interlocks described in Section 1(iv) above;

(vi)	service as a director, trustee or executive officer of a not-for-profit organization, including where an executive officer of the Company also serves as a director or trustee, unless the annual contributions of the Company and the American Express Foundation to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 1% of the organization’s total annual revenues;

(vii)	service as an executive officer of a public company that also uses the Company’s independent registered public accounting firm;

(viii)	membership in the same professional association, social, fraternal or religious organization or club as an executive officer of the Company; or

(ix)	prior attendance at the same educational institution as an executive officer of the Company.

Based on these guidelines, on January 25, 2010, the Board of Directors determined that ten of the Company’s 12 Director nominees are independent: Ms. Burns and Messrs. Akerson, Chernin, Leschly, Levin, McGinn, Miller, Reinemund, Walter and Williams. The other non-management Director nominee, Ms. Barshefsky, as well as Mr. Chenault, are not deemed independent under these guidelines.

Composition of the Board. The Company’s Governance Principles provide that:

•	The Board of Directors of the Company should be diverse, engaged and independent.

•

Directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities.

•

Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

•	Directors should be committed to representing the interests of all shareholders and not to advancing the interests of special interest groups or constituencies of shareholders.

Executive Sessions and Presiding Directors. The Company’s Governance Principles provide that non-management Directors shall meet in separate executive session without the CEO present no fewer than four times per year, and any Director may request additional executive sessions of non-management Directors to discuss a matter of concern. Executive sessions are presided over by the Director who is the Chair of the Committee responsible for the issue being discussed, and general discussions are presided over by the longest serving member of the Board. The presiding director at each executive session shall set the agenda and preside at that session, and shall advise the Chairman and CEO of any decisions reached or suggestions made at the executive session, including matters relating to the Board agendas, the Board schedule, the quality, quantity and timeliness of the information provided to the Board, and other aspects of Board governance and operations. Directors who desire to raise a matter concerning Board governance and operations between executive sessions may communicate with the Chairman and CEO or contact the Chair of the Nominating Committee, who will in turn raise any such matters with the Chairman and CEO.

The Company’s Governance Principles provide that the independent non-management Directors shall meet in executive session at least once annually. During 2009, the Board held four executive sessions of non-management Directors, one of which included independent Directors only.

Board Leadership. The Company’s Governance Principles provide that ordinarily and in normal circumstances, the CEO shall also serve as Chairman of the Board. The Board believes that separating the position of Chairman and CEO does not serve the best interests of the Company at this time. The Board believes that by serving as both Chairman and CEO, Mr. Chenault is able to draw on his intimate knowledge of the daily operations of the Company and its relationships with customers, employees and business partners to provide the Board with leadership in setting its agenda and focusing its discussion. Mr. Chenault’s combined role as Chairman and CEO also ensures that the Company presents its message and strategy to shareholders, employees and customers with a unified voice.

The Nominating Committee reviews the Board’s leadership structure annually, and the Chair of the Nominating Committee and of each of the other Board Committees lead an annual evaluation of the performance and effectiveness of the Board of Directors and of each Committee. In 2009, the Nominating Committee determined to maintain the current leadership roles of our presiding director structure, which is described above. In making this determination, the Nominating Committee considered the leadership provided by each of the Board Committee Chairs, the strength and independent-mindedness of the current Directors, the quality of the Board and Committee agendas and discussions, the quality of the Board’s discussions at its executive sessions, the regular communications between Mr. Chenault and members of the Board and Mr. Chenault’s responsiveness to matters raised by the Directors. The Nominating Committee concluded that multiple Directors exercising important leadership roles has ensured that the Board functions effectively and efficiently, receives high-quality, adequate and timely information, and acts independently in overseeing management and the Company.

Voting for Directors. In a non-contested election (i.e., where the number of nominees is the same as the number of Directors to be elected), the vote required to elect a Director by the shareholders is the affirmative vote of a majority of the votes cast in favor of or against a nominee. In any such election of Directors, any incumbent Director who receives a greater number of votes “against” his or her election than votes “for” such election shall immediately submit his or her resignation to the Board. The Board of Directors, excluding such Director, shall decide whether or not to accept such resignation and shall promptly disclose and explain its decision in a Form 8-K filed with the SEC within 90 days after the results of the election are certified. In deciding whether or not to accept the resignation, the Board shall consider all factors deemed relevant, including the stated reason why shareholders who cast “against” votes did so, the qualifications of the Director, and whether the Director’s resignation from the Board would be in the best interests of the Company and its shareholders. The Board will also consider a range of possible responses to the shareholder vote, including, for example, acceptance of the resignation or rejection of the resignation and having the Director continue to serve but curing the grievance causing the “against” votes.

In a contested election, the Director nominees who receive the plurality of votes cast are elected as Directors. Under the plurality standard, the number of persons equal to the number of vacancies to be filled who receive more votes than other nominees are elected to the Board, regardless of whether they receive a majority of votes cast. An election is considered contested under Section 6.3 of the Company’s certificate of incorporation if there are more nominees than positions on the Board to be filled at the meeting of shareholders as of the fourteenth day prior to the date on which the Company files its definitive proxy statement with the SEC. For the election of Directors at the Meeting, based on a shareholder notice that we have received, there will be more nominees than the number of Directors to be elected, and therefore, plurality voting will govern.

Communicating with Directors. Communications to the Board or to individual members of the Board may be made by letter, e-mail or telephone and should be directed to the Company’s Secretary, who will forward them to the intended recipients. If a shareholder wishes to communicate a concern to the Chair of the Audit and Risk Committee about the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit and Risk Committee in care of the Company’s Secretary. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chair of the Nominating Committee in care of the Company’s Secretary. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent Directors in care of the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If a shareholder nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to the Office of the Ombudspersons at the Company’s headquarters or by telephone at 1-800-297-1010. An Ombudsperson will refer the concern to the Chair of the Audit and Risk Committee who will assure that the matter is properly investigated.

Management Succession. One of the Board’s primary responsibilities is to oversee that the Company has the appropriate management talent to successfully pursue its strategies. Management succession is regularly discussed by the Board, whether in Board meetings, in executive sessions of the Board of Directors, or in Board Committee meetings as appropriate.

We believe that the Board and the CEO should collaborate on succession planning and should ensure that the entire Board of Directors is involved in the critical aspects of the CEO succession planning process, including establishing selection criteria, identifying and evaluating candidates, and making management succession decisions. The Board also has determined that oversight of the management succession process is the responsibility of the Nominating Committee. Accordingly, the Company’s Governance Principles provide that:

•

The Nominating Committee shall assure that the Company has in place appropriate planning to address emergency CEO succession, CEO succession in the ordinary course of business and succession for key members of senior management;

•

The Company’s CEO succession planning shall include criteria that reflect the Company’s business strategies, identification and development of potential internal candidates and formal assessment processes; and

•

Directors are expected to become sufficiently familiar with the Company’s executive officers as to be able to offer personal feedback on the performance of such officers, including by participating in an annual executive talent review of the experience, capabilities and performance of the Company’s senior management.

Other. Non-management Directors shall have access to individual members of management or to other employees of the Company on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at the Company’s expense. Directors shall also have access to Company records and files, and Directors may contact other Directors without informing Company management of the purpose or even the fact of such contact.

We believe that each Director should have a substantial personal investment in the Company. A personal holding of 20,000 shares of the Company is recommended for each Director. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board.

The Board of Directors encourages all its members to attend the Annual Meeting of Shareholders but understands there may be situations that prevent such attendance. In 2009, nine of the Director nominees were present at the Annual Meeting of Shareholders.

Board Meetings

During 2009, the Board of Directors met 12 times. All of our Directors attended 75% or more of the meetings of the Board and Board Committees on which they served in 2009.

The following table lists our four Committees, the Directors who currently serve on them and the number of Committee meetings held in 2009.

Membership on Board Committees

Name	Audit and Risk	Compensation and Benefits	Nominating and Governance	Public Responsibility
Mr. Akerson	C		•
Ms. Barshefsky				C
Ms. Burns	•
Mr. Chenault
Mr. Chernin		•		•
Mr. Leschly		C		•
Mr. Levin	•			•
Mr. McGinn		•	•
Mr. Miller		•	•
Mr. Reinemund			•	•
Mr. Walter	•	•	C
Mr. Williams	•
2009 Meetings	14	16	5	3

C = Chair

• = Member

Audit and Risk Committee

During 2009, the Board revised the charter of the Company’s Audit Committee, which was also renamed the Audit and Risk Committee, to further delineate the Committee’s responsibilities with respect to risk oversight. All members of the Audit and Risk Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Governance Principles. The Board has also determined that each of the members of the Audit and Risk Committee meets the requirements for being an “audit committee financial expert” as defined by SEC rules. The Audit and Risk Committee meets regularly in executive session with the Company’s Chief Risk Officer with regard to the Company’s risk management processes, controls and capabilities, with the Company’s General Auditor with regard to significant operational matters, internal controls and other control matters, with the Company’s General Counsel with respect to significant legal, compliance and regulatory matters, and with the Company’s independent registered public accounting firm.

The duties of the Audit and Risk Committee with respect to oversight of the Company’s financial reporting process are described in the following Report of the Audit and Risk Committee.

Report of the Audit and Risk Committee

The role of the Audit and Risk Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit and Risk Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit and Risk Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees. In addition, the Audit and Risk Committee has received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit and Risk Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s General Auditor, who is accountable to the Audit and Risk Committee. The Audit and Risk Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit and Risk Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2009 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT AND RISK COMMITTEE

Daniel F. Akerson, Chairman

Ursula M. Burns

Richard C. Levin

Robert D. Walter

Ronald A. Williams

Compensation and Benefits Committee

The Compensation Committee has oversight responsibility for the compensation and benefit programs for executive officers and other employees. The processes and procedures by which the Compensation Committee considers and determines named executive officer compensation are described in the Compensation Discussion and Analysis included in this proxy statement. The Compensation Committee may delegate all or a portion of the authority granted to it by the Board to one or more Compensation Committee members, senior executives or committees in accordance with applicable laws, regulations and plan requirements. All members of the Compensation Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Governance Principles.

Compensation Committee Interlocks and Insider Participation. The current members of the Compensation Committee are Messrs. Chernin, Leschly, McGinn, Miller and Walter. None of the current members is a former or current officer or employee of the Company or any of its subsidiaries. None of the current members has any relationship required to be disclosed under this caption under the rules of the SEC.

Nominating and Governance Committee

The Nominating Committee considers and recommends candidates for election to the Board, advises the Board on Director compensation, oversees the annual performance evaluations of the Board and Board Committees, advises the Board on corporate governance matters and administers the Company’s Related Person Transaction Policy. All members of the Nominating Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Governance Principles.

Director Nomination Process. The Nominating Committee considers and recommends the annual slate of director nominees. Every year, the Nominating Committee reviews the qualifications and performance of the nominees proposed for election in determining the slate. The Nominating Committee also assesses the knowledge, skills and experiences of the Board as a whole in relation to the strategic vision and business circumstances of the Company to determine if there is particular knowledge, skills or expertise that it should seek to add to the Board. The Nominating Committee also considers candidates for election to the Board who are submitted by shareholders. Each member of the Nominating Committee participates in the review and discussion of Director candidates, and, where appropriate, Directors who are not on the Committee are encouraged to meet with and evaluate the suitability of candidates.

In making its selection of candidates to recommend for election, the Nominating Committee seeks persons who have achieved prominence in their fields and who possess significant experience in areas of importance to the Company. The minimum characteristics that the Nominating Committee believes must be met for a candidate to be nominated include integrity, independence, energy, forthrightness, strong analytical skills and the willingness to devote appropriate time and attention to the Company’s affairs. Candidates should also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all shareholders rather than those of a specific constituency. Candidates are assessed based on their history of achievement, background, specific skills, expertise or experience, personal attributes and professional dealings.

The Governance Principles provide that while the Board need not adhere to a fixed number of directors, generally a board composed of 12-14 directors offers a sufficiently large and diverse group to address the important issues facing the Company while being small enough to encourage personal involvement and discussion.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described on page [    ]. The Nominating Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors.

Public Responsibility Committee

The Public Responsibility Committee reviews issues that affect the communities in which we work or the public interest in general. These issues include legislation and regulation affecting the Company, philanthropic programs, the Company’s political action committee and corporate political contributions, government relations activities, other policies affecting the communities in which the Company operates, and the environment.

Risk Oversight

The key objective of risk management at the Company is to maintain and continuously improve risk management controls and processes in order to enable profitable growth and deliver outstanding customer service, while containing adverse surprises. This objective is accomplished by investing in talent and global capabilities as well as by creating a company-wide culture focused on risk-return tradeoffs within established risk limits, and identifying excessive, unacceptable and uneconomic risks. The Company relies on its comprehensive enterprise risk management process (ERM) to aggregate, monitor, measure and manage risks. The ERM approach is designed to enable the Board of Directors to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure and to elevate certain key risks for discussion at the Board level. The Company’s ERM program is overseen by its Chief Risk Officer who is an executive officer of the Company and a member of the Company’s most senior management.

Enterprise risks are identified by management and are overseen by the Board or appropriate Board Committee in the case of risks that are under the purview of a particular Committee. Board Committees report regularly to the Board on the matters reviewed at the Committee level. The Board monitors the “tone at the top” and culture of the Company, oversees strategic risks through regular and comprehensive reviews of the Company’s strategies and plans and reviews specific risks as needed. The Board approves decisions regarding major strategic initiatives, such as acquisitions and divestitures, major investments, financings and capital commitments.

The Audit and Risk Committee of the Board approves the Company’s Enterprise-wide Risk Management Policy, which defines risk management objectives, risk appetite, risk limits and escalation triggers, and establishes the internal governance structure for managing risks. The Policy focuses on the major risks that are relevant to the Company given its business model – credit risk (institutional and individual), operational risk, market risk and reputational risk. Individual management committees, including the Enterprise Risk Management Committee, chaired by the Company’s Chief Risk Officer, and the Asset-Liability Committee, chaired by the Company’s Chief Financial Officer, are responsible for implementing the Policy across the Company. The Audit and Risk Committee also approves the risk policies governing these risk areas. The Audit and Risk Committee receives regular reports on risk management matters from the Company’s Chief Risk Officer and senior risk leaders on the major risks referred to above and on the areas of finance, funding and liquidity, compliance, fraud, technology and information security, and privacy, as well as on risk management practices generally. The Audit and Risk Committee meets regularly in private session with the Company’s Chief Risk Officer with regard to the Company’s risk management processes, controls and capabilities.

The Compensation Committee oversees the Company’s executive compensation arrangements, including the Company’s actions to attract and retain executive talent, foster the appropriate linkage between pay and performance, and develop compensation programs that are aligned with the Company’s risk management profile. The Compensation Committee meets with the Chief Risk Officer to assess the effectiveness of the design and operation of the Company’s incentive compensation programs in controlling excessive risk taking.

COMPENSATION OF DIRECTORS

The following table provides information on the Company’s compensation of non-management Directors for 2009. In addition, the Company reimburses Directors for reasonable out-of-pocket expenses attendant to Board membership.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mr. Akerson	$110,000	$83,232	$0	$38,896	$39,246	$271,374
Ms. Barshefsky	$90,000	$83,232	$0	$271	$23,674	$197,177
Ms. Burns	$90,000	$83,232	$0	$0	$19,733	$192,965
Mr. Chernin	$85,000	$83,232	$0	$2,499	$8,895	$179,626
Mr. Leschly	$100,000	$83,232	$0	$19,719	$13,672	$216,623
Mr. Levin	$90,000	$83,232	$0	$1,806	$6,327	$181,365
Mr. McGinn	$85,000	$83,232	$0	$0	$13,672	$181,904
Mr. Miller	$85,000	$83,232	$0	$0	$20,400	$188,632
Mr. Reinemund	$80,000	$83,232	$0	$0	$6,327	$169,559
Mr. Walter	$105,000	$83,232	$0	$2,946	$35,788	$226,966
Mr. Williams	$90,000	$83,232	$0	$0	$10,360	$183,592

(1)	Annual Retainers. In 2009, the Company paid its non-management Directors an annual retainer of $80,000 for Board service and paid an additional annual retainer of $10,000 to members of the Audit and Risk Committee and $5,000 to members of the Compensation Committee, including the Chairs. The Company also paid an annual retainer to the Chair of each of the Committees as follows: Audit and Risk $20,000; Compensation $15,000; Nominating $10,000; and Public Responsibility $10,000. The Company pays no fees for attending meetings, but the annual retainer for Board service of $80,000 is reduced by $20,000 if a Director does not attend at least 75% of our Board meetings and meetings of any Committee on which he or she serves. All the non-management Directors, except for Messrs. McGinn and Reinemund, deferred all or a portion of their 2009 retainers into a cash account, a share equivalent unit account, or both, under the Deferred Compensation Plan for Directors and Advisors described below in note 4.

(2)	Share Equivalent Unit Plan. To assure that each non-management Director’s annual compensation is aligned with shareholder interests, each non-management Director is credited with share equivalent units (SEUs) upon election or re-election at each annual meeting of shareholders. Each SEU reflects the value of a common share of the Company. Each Director receives additional SEUs as dividend equivalents on the units in his or her account. SEUs do not carry voting rights and must be held until a Director ends his or her service. At that time, each SEU is payable in cash equal to the then value of one Company common share. The SEUs do not count toward the share ownership guidelines we have established for Directors.

Upon his or her re-election to the Board on April 27, 2009, each non-management Director was credited with 3,400 SEUs, having a date of grant fair value of $83,232, based on the price of Company common shares on such date. We have reported in this column the aggregate grant date fair value of SEUs awarded to each Director in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation.

As of December 31, 2009, the SEU balance in each Director’s account was: Mr. Akerson 20,905; Ms. Barshefsky 35,003; Ms. Burns 31,377; Mr. Chernin 14,173; Mr. Leschly 20,905; Mr. Levin 10,553; Mr. McGinn 20,905; Mr. Miller 32,211; Mr. Reinemund 10,553; Mr. Walter 28,890; and Mr. Williams 18,168. These amounts represent the aggregate number of SEUs granted under the Share Equivalent Unit Plan for all years of service as a Director, additional units credited as a result of the reinvestment of dividend equivalents and, for Directors who participated in the SEU option under the Company’s Deferred Compensation Plan for Directors and Advisors, retainer amounts deferred into their SEU account and dividend equivalents thereon.

(3)	Option Awards. The Company has not granted stock options to Directors since April 2002. In April 2002 and in prior years, the Company made stock option grants to each non-management Director on the date of the annual shareholders’ meeting. As of December 31, 2009, Mr. Leschly had 10,281 vested outstanding options.

(4)	Retirement Benefits. We offer no retirement benefits to non-management Directors who began their Board service after March 31, 1996. We pay a retirement benefit to non-management Directors who began their Board service on or before March 31, 1996, have served on our Board for at least five years, and have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a Director served on the Board. Payments cease after a Director’s death. One of our current Directors, Mr. Akerson, is eligible to receive retirement benefits in the future. Included in this column is the change in actuarial present value from 2008 to 2009 of the accumulated benefit for Mr. Akerson in the amount of $22,467.

Deferred Compensation Plan for Directors and Advisors. Non-management Directors may defer the receipt of up to 100% of their annual retainer fees into either: (1) a cash account that we value based on a schedule linked to our return on equity, which is the same schedule we use for the deferred compensation plan in which management participates shown on page [    ], and/or (2) their SEU account. Under either alternative, Directors will receive cash payments and will not receive shares upon payout of their deferrals. This column includes the above-market portion of the earnings during 2009 on amounts deferred under this plan in cash accounts for the following Directors in the amounts stated: Mr. Akerson $16,429; Ms. Barshefsky $271; Mr. Chernin $2,499; Mr. Leschly $19,719; Mr. Levin $1,806 and Mr. Walter $2,946. Earnings in 2009 were considered to be above-market to the extent that the rate of interest exceeded 5.35%.

(5)	Insurance. We provide our non-management Directors with group term life insurance coverage of $50,000. The group life insurance policy is provided to the Directors on a basis generally available to all Company employees.

Dividend Equivalents. Dividend equivalents are paid to all Directors based upon total SEU’s held at the time of Company quarterly dividend payment dates. This column includes the fair market value of the dividend equivalents received by the Directors in the amounts stated: Mr. Akerson $13,623; Ms. Barshefsky $23,626; Ms. Burns $19,684; Mr. Chernin $8,847; Mr. Leschly $13,623; Mr. Levin $6,278; Mr. McGinn $13,623; Mr. Miller $20,351; Mr. Reinemund $6,278; Mr. Walter $19,289 and Mr. Williams $10,312.

Directors’ Charitable Award Program. The Company maintains a Directors’ Charitable Award Program for Directors elected prior to July 1, 2004. To fund this program we purchased joint life insurance on the lives of participating Directors, including Mr. Chenault. We will receive a $1,000,000 benefit following the death of a Director, and we expect to donate one-half of the benefit to the American Express Foundation and one-half to the charitable organization that the Director recommends. In 2009, the Company paid premiums for policies on the following Directors in the amounts stated: Mr. Akerson $25,574 and Mr. Walter $16,450, which amounts are included in this column.

Matching Gift Program. Directors are eligible to participate in the Company’s Matching Gift Program on the same basis as Company employees. Under this program, the American Express Foundation matches gifts to approved charitable organizations up to $8,000 per calendar year.

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many American Express Company common shares certain individuals and entities beneficially owned on February 16, 2010. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current Directors; (3) the executive officers named in the “Summary Compensation Table” on page [    ]; and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name	Number of Shares Owned(3)(4)		Right to Acquire(5)	Percent of Class(%)
Warren Buffett, Berkshire Hathaway Inc. and subsidiaries 1440 Kiewit Plaza Omaha, NE 68131	151,610,700	(1)	—	12.70%
Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	72,508,620	(2)	—	6.07%
Daniel F. Akerson	85,541		—	*
Charlene Barshefsky	20,134		—	*
Ursula M. Burns	20,000		—	*
Kenneth I. Chenault	1,105,101		4,478,004	*
Peter Chernin	24,400		—	*
Edward P. Gilligan	408,842		1,443,168	*
Daniel T. Henry.	48,194		332,655	*
Alfred F. Kelly, Jr.	370,573		1,372,019	*
Jan Leschly	152,132		10,281	*
Richard C. Levin	2,000		—	*
Richard A. McGinn	18,412		—	*
Edward D. Miller	20,000		—	*
Steven S Reinemund	20,000		—	*
Stephen J. Squeri	108,940		918,960	*
Robert D. Walter	210,300		—	*
Ronald A. Williams	27,500		—	*
All current Directors and executive officers (24 individuals)(6)	3,417,235		15,232,908	1.56%

*	Less than 1%.

(1)	Based on information contained in a report on Form 13F that Berkshire Hathaway Inc. (Berkshire) filed with the SEC, which contained information as of December 31, 2009. Of the shares listed in the table, National Indemnity Co. beneficially owns 120,255,879 shares. National Indemnity Co. is a subsidiary of Berkshire. Mr. Buffett, Berkshire and certain subsidiaries of Berkshire share voting and investment power over these shares. Based on information provided to the Company, Mr. Buffett owns 30.2% of the aggregate voting power of the outstanding shares of Berkshire’s Class A Common Stock and Class B Common Stock. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire’s investment in our Company will be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors’ recommendations in voting Company common shares they own so long as Mr. Chenault is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2)	Based on information contained in a report on Schedule 13G that Davis Selected Advisers, LP filed with the SEC, which contained information as of December 31, 2009.

(3)	This column includes shares held in employee benefit plan accounts on February 16, 2010, as follows:

Name	Number of Shares in Plan Accounts
K.I. Chenault	22,070
E.P. Gilligan	1,568
D.T. Henry	19
A.F. Kelly, Jr.	4,923
S.J. Squeri	4,593
All current executive officers	67,241

(4)	Certain executive officers held restricted shares on February 16, 2010, which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2014. The individuals in the table held the following number of restricted shares:

Name	Number of Restricted Shares
K.I. Chenault	0
E.P. Gilligan	183,191
D.T. Henry	0
A.F. Kelly, Jr.	112,898
S.J. Squeri	52,002
All current executive officers	469,642

(5)	These are shares that the named individuals have the right to acquire within 60 days upon the exercise of stock options they hold or in respect of Restricted Stock Units that have vested.

(6)	On February 16, 2010, the current Directors and executive officers beneficially owned 18,650,143 shares, or about 1.56% of our outstanding shares. No current Director or executive officer beneficially owned more than 1% of our outstanding shares.

ELECTION OF DIRECTORS

Item 1—Election of Directors

Our Board of Directors currently has 12 members. Each current Director is standing for re-election to hold office until the next Annual Meeting of Shareholders.

If a Director resigns or retires during the year, the Board of Directors, with input from the Nominating Committee, may elect another Director as a replacement. The Board may also add new members during the year based on a number of factors, such as the size of the Board and the Board’s desire to add fresh perspectives or expertise.

The Board has appointed Daniel T. Henry, Louise M. Parent and Carol V. Schwartz as proxies who will vote your shares on your behalf. Their names appear on the proxy. These individuals intend to vote for the election of each of the 12 nominees below unless you indicate on the proxy or voting instruction form that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person as nominated by the Nominating Committee.

As described on page [    ] under “Other Matters,” Peter Lindner, a former employee of the Company, notified the Company in late 2009 of his request that he be listed by the Company as a nominee for election to the Company’s Board of Directors at the Meeting. The Company determined not to nominate him as a director. However, based on his notice, the number of nominees for election at the Meeting will exceed the number of Directors to be elected, which will result in a contested election. Under the Company’s majority voting policy, in a contested election majority voting is replaced by plurality voting, so that the number of persons equal to the number of Directors to be elected who receive more votes than other nominees will be the persons elected to the Board for the following year. The Board recommends that you vote your shares for the candidates nominated by the Board.

Director Qualifications and Experience

The Board of Directors, acting through the Nominating Committee, seeks a Board of Directors that, as a whole, possesses the experiences, skills, backgrounds and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. The Nominating Committee reviews the size of the Board, the tenure of our Directors and their skills, backgrounds and experiences in determining the slate of nominees and whether to seek one or more new candidates. The Committee seeks Directors with established records of significant accomplishment in business and areas relevant to our strategies and who also share the individual characteristics identified in our Governance Principles that we believe are essential to achieve a well-functioning deliberative body: integrity, independence, energy, forthrightness, analytical skills, commitment to the Company and to the interests of all shareholders and willingness to challenge and stimulate management in an environment of trust. We believe that all of our Director nominees share these important characteristics.

Our Company is a global service company that provides customers with access to products, insights and experiences that enrich lives and build business success. Our principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world. We have a highly valued brand, and we operate in a rapidly evolving and highly regulated competitive and technological environment. Our Directors’ skills, expertise, backgrounds and experiences collectively encompass the areas of banking and financial services, technology, brand strategy and marketing, law and public policy, government relations, economics, international business, and finance, all of which areas are important to our Company’s strategy and current business circumstances.

Our Directors have held senior positions as leaders of various complex organizations and in government, demonstrating their ability to perform at the highest levels. Many of our Directors have been chief executive or chief operating officers of large, global businesses through which they have developed expertise and experience in core business skills such as strategy and business development, innovation, operations, brand management, finance, compensation and leadership development, compliance and risk management. This expertise and experience enables them to provide sound judgment concerning the issues facing a large, international corporation in today’s environment, provide oversight of these areas at the Company and evaluate our performance. All of our Directors also have significant experience in corporate governance and oversight of complex businesses through their positions as senior executives and as directors of other large, public companies. Many of our Directors have also served as members of audit, compensation and governance committees at these companies, as well as at our Company. All of these skills and experiences are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable our Directors to provide diverse perspectives, sound advice and critical viewpoints about the issues facing the Company.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

We indicate below, in italics, the principal occupation of each nominee. We also indicate below other information about the backgrounds and experiences of the nominees including specific qualifications, experience, skills and expertise considered by the Nominating Committee as relevant to each of the nominee’s candidacy as a Director.

DANIEL F. AKERSON	Director since 1995	Age 61

Managing Director and Head of Global Buyout, The Carlyle Group, a private equity firm, July 2009 to present; Managing Director and Co-Head of U.S. Buyout Fund, March 2003 to July 2009. Director, General Motors Company (since July 2009), Booz Allen Hamilton, Inc. and Freescale Semiconductor, Inc. Former director, Manor Care, Inc. (2008 to 2009), MultiPlan, Inc. (2006 to 2009), Time Warner, Inc. (2001 to 2002) and XO Holdings, Inc. (1999 to 2003). Mr. Akerson served as former Chairman, CEO or President of several major companies including General Instrument Corp. (1993 to 1995), MCI Communications Corp. (1983 to 1993), Nextel Communications Inc. (1996 to 2001), and XO Communications (1999 to 2003). XO Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in June 2002, and emerged from bankruptcy proceedings in January 2003.

Specific qualifications, experience, skills and expertise:

•	Operating and management experience, including as chief executive officer, in technology-related businesses

•	Core business skills

•	Expertise in finance, financial reporting, compliance and controls and global businesses

•	Public company directorship and committee experience

•	Independent of Company

CHARLENE BARSHEFSKY	Director since 2001	Age 59

Senior International Partner, WilmerHale, attorneys, Washington, D.C., 2001 to present. Prior to joining WilmerHale, Ms. Barshefsky was the United States Trade Representative and a member of the President’s Cabinet from 1997 to 2001 and Acting and Deputy United States Trade Representative from 1993 to 1996. Director, The Estée Lauder Companies Inc., Starwood Hotels & Resorts Worldwide, Inc. and Intel Corporation. Trustee, Howard Hughes Medical Institute. Member of the Board of Directors of the Council on Foreign Relations.

Specific qualifications, experience, skills and expertise:

•	Senior government and legal experience as senior international partner at a major law firm and former U.S. Trade Representative and member of the President’s Cabinet

•	Expertise in global trade and global businesses, law, public policy and government relations and technology

•	Public company directorship and committee experience

URSULA M. BURNS	Director since 2004	Age 51

Chief Executive Officer, Xerox Corporation, a global company engaged in manufacturing, servicing and financing a complete range of document equipment and services, July 2009 to present; President and Director, April 2007 to July 2009; Senior Vice President and President, Business Group Operations, January 2003 to April 2007. Director, Xerox Corporation. Director, the University of Rochester, National Academy Foundation, CASA (The National Center on Addiction and Substance Abuse) at Columbia University, Massachusetts Institute of Technology, U.S. Olympic Committee and FIRST (For Inspiration and Recognition of Science and Technology). Ms. Burns was named by President Barack Obama to help lead the White House national program on STEM (science, technology, engineering and math) in November 2009. Former director, Boston Scientific Corporation (2002 to 2009).

Specific qualifications, experience, skills and expertise:

•	Operating and management experience, including as chief executive officer, at a technology-driven global manufacturing and business services company

•	Core business skills

•	Expertise in global business and technology

•	Perspective of a current chief executive officer

•	Public company directorship and committee experience

•	Independent of Company

KENNETH I. CHENAULT	Director since 1997	Age 58

Chairman and Chief Executive Officer, American Express Company, April 2001 to present; Chief Executive Officer, January 2001 to April 2001. Director, International Business Machines Corporation and The Procter & Gamble Company. Member, the World Trade Center Memorial Foundation. Trustee, NYU Hospitals Center and the New York University School of Medicine Foundation.

Specific qualifications, experience, skills and expertise:

•

Company Chief Executive Officer’s unique perspective and insights into the Company, including its businesses, relationships, competitive and financial positioning, senior leadership and strategic opportunities and challenges

•	Operating, business and management experience as chief executive officer of global business

•	Expertise in payments, network and travel businesses

•	Core business skills

•	Public company directorship and committee experience

PETER CHERNIN	Director since 2006	Age 58

Founder, Chernin Entertainment, Inc., a film and television production and media company, and involved in strategic opportunities in the media and technologies arenas, June 2009 to present. Prior to founding Chernin Entertainment, Mr. Chernin was President, Chief Operating Officer and Director, News Corporation, from October 1996 to June 2009 and led the company’s acquisition of digital assets and expansion into the broadband and mobile markets. Chairman and Co-Founder, Malaria No More and Director, Harvard AIDS Initiative. Former director, News Corporation (1996 to 2009), DirecTV, Inc. (2003 to 2008) and Gemstar/T.V. Guide International (2002 to 2008).

Specific qualifications, experience, skills and expertise:

•	Operating and management experience, including as chief operating officer, at a global media corporation

•	Core business skills

•	Expertise in trends in on-line and mobile markets, social networking and other new technologies and consumer-driven marketplaces

•	Public company directorship and committee experience

•	Independent of Company

JAN LESCHLY	Director since 1997	Age 69

Founder and Chairman, Care Capital LLC, a private investment firm, May 2000 to present. Prior to establishing Care Capital, Mr. Leschly was Chief Executive Officer of SmithKline Beecham PLC from 1994 to 2000. Director, The A.P. Moller-Maersk Group, Vaxart Pharmaceuticals and Elevation Pharmaceuticals. Chairman of the Board of Directors of EPIGenesis Pharmaceuticals Inc. Adjunct Professor, Copenhagen Business School. Former director, Viacom, Inc. (1999 to 2006) and Dynavax Technologies, Inc. (2002 to 2006).

Specific qualifications, experience, skills and expertise:

•	Operating and management experience, including as chief executive officer, of global consumer branded businesses

•	Core business skills

•	Expertise in brand management, global business and finance

•	Public company directorship and committee experience

•	Independent of the Company

RICHARD C. LEVIN	Director since 2007	Age 62

President, Yale University, a private, independent university, July 1993 to present, and Frederick William Beinecke Professor of Economics. Former Chair of Yale’s Economics Department. Trustee of the William and Flora Hewlett Foundation, one of the largest philanthropic organizations in the United States. Member of Board of Directors of the National Committee on United States-China Relations and Fellow of the American Academy of Arts and Sciences. Trustee and Vice Chair, Climate Works Foundation. Former director, Satmetrix Systems, Inc. (2002 to 2009) and Lucent Technologies (2003 to 2006).

Specific qualifications, experience, skills and expertise:

•	President of large private university

•	Distinguished economist

•	Expertise in economic theory, statistical analysis, modeling and analyzing economic trends

•	Public company directorship and committee experience

•	Independent of the Company

RICHARD A. MCGINN	Director since 1998	Age 63

General Partner, RRE Ventures, a private firm that invests in early stage technologies businesses, August 2001 to present, and General Partner, MR Investments. Former Chairman (February 1998 to October 2000), Chief Executive Officer (1997 to 2000), and President (1996 to 1997), Lucent Technologies, Inc.  Director, VeriFone Holdings, Inc., Viasystems Group, Inc. and Mountain Top Foundation.

Specific qualifications, experience, skills and expertise:

•	Operating and management experience, including as chief executive officer, in global communication systems, networking and technology businesses

•	Core business skills

•	Expertise in finance and global business opportunities in mobile, on-line and other new technologies

•	Public company directorship and committee experience

•	Independent of Company

EDWARD D. MILLER	Director since 2003	Age 69

Former President and Chief Executive Officer, AXA Financial, Inc., a U.S.-based financial services organization providing asset management, financial advisory and insurance services, since May 2001; Member, Supervisory Board and Senior Advisor to Chief Executive of AXA Group, June 2001 to April 2003; Chief Executive Officer, August 1997 to June 2001. Prior to joining AXA Financial, Mr. Miller served as the President of Chemical Bank and held senior positions at Manufacturers Hanover Trust and The Chase Manhattan Bank. Director, Korn/Ferry International and The Feinstein Institute for Medical Research. Chairman, the Partnership for New York City’s Security and Risk Management Task Force. Trustee, the New York City Police Foundation and Phoenix House. Former director, KeySpan Corp. (1993 to 2006) and Topps Company (2001 to 2006).

Specific qualifications, experience, skills and expertise:

•	Operating and management experience, including as chief executive officer, at highly regulated, global financial services businesses

•	Core business skills

•	Expertise in banking and financial services, card and payment networks and global businesses

•	Public company directorship and committee experience

•	Independent of Company

STEVEN S REINEMUND	Director since 2007	Age 61

Dean, Wake Forest Schools of Business, at Wake Forest University, a private, independent university, July 2008 to present, and Professor of Leadership and Strategy. Retired Chairman of the Board, PepsiCo, Inc., a company that produces beverages and convenient foods, May 2007 to present; Executive Chairman of the Board, October 2006 to May 2007; Chairman and Chief Executive Officer, May 2001 to October 2006; President and Chief Operating Officer, September 1999 to May 2001. Director, Marriott International, Inc. and Exxon Mobil Corporation. Trustee, The Cooper Institute and United States Naval Academy Foundation. Member, The Business Council. Former director, Johnson & Johnson (2003 to 2008) and PepsiCo, Inc. (1996 to 2007).

Specific qualifications, experience, skills and expertise:

•	Operating and management experience, including as chief executive officer, of global consumer, branded businesses

•	Core business skills

•	Expertise in brand management, business strategy and leadership

•	Public company directorship and committee experience

•	Independent of Company

ROBERT D. WALTER	Director since 2002	Age 64

Founder and Former Chairman and CEO, Cardinal Health, Inc., a company that provides products and services supporting the health care industry. Mr. Walter retired from Cardinal Health in June 2008. Prior to his retirement, he served as Executive Director, November 2007 to June 2008; Executive Chairman of the Board, April 2006 to November 2007; and Chairman and Chief Executive Officer, 1979 to April 2006. Director, Nordstrom, Inc., YUM! Brands, Inc. and Battelle Memorial Institute. Member, The Business Council. Former director, Cardinal Health (1971 to 2008) and CBS Corporation (and its predecessor, Viacom Inc.) (2000 to 2006).

Specific qualifications, experience, skills and expertise:

•	Operating and management experience, including as chief executive officer, of global business

•	Core business skills

•	Expertise in finance, business development, business integrations, financial reporting, compliance and controls

•	Public company directorship and committee experience

•	Independent of Company

RONALD A. WILLIAMS	Director since 2007	Age 60

Chairman and Chief Executive Officer, Aetna Inc., a company providing managed care benefits and health insurance, October 2006 to present; President and Chief Executive Officer, February 2006 to October 2006; President, May 2002 to February 2006. Member, The Business Council. Trustee, The Conference Board and Connecticut Science Center. Member of Dean’s Advisory Council and Alfred P. Sloan Management Society at the Massachusetts Institute of Technology. Former director, Lucent Technologies (2003 to 2006).

Specific qualifications, experience, skills and expertise:

•	Operating and management experience, including as chief executive officer, in a highly regulated industry

•	Core business skills

•	Expertise in information technology, finance and compliance

•	Perspective of a current chief executive officer

•	Independent of Company

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

On February 22, 2010, the Audit and Risk Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year beginning January 1, 2010.

Each year the Audit and Risk Committee reviews our accounting firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. At least every ten years, the Audit and Risk Committee charter requires a detailed review of the Company’s accounting firm, which includes a comparison of resources available in other firms. The Committee conducted such a review in 2004, and appointed PricewaterhouseCoopers LLP on November 22, 2004 as our independent registered public accounting firm for the year beginning January 1, 2005.

We are asking shareholders to ratify the Committee’s appointment of PricewaterhouseCoopers LLP for 2010. In the event the shareholders fail to ratify the appointment, the Audit and Risk Committee will consider it a direction to consider other accounting firms for the subsequent year.

One or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services were $17 million for 2009 and $20.1 million for 2008.

Audit-Related Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $2.3 million for 2009 and $1.9 million for 2008. The nature of the services performed for these fees included, among other things, employee benefit plan audits, internal control reviews, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for tax compliance and expatriate tax services were $127,000 for 2009 and $51,000 for 2008.

All Other Fees

There were no fees billed or to be billed for 2009 and 2008 for products and services other than those reported in the three prior categories.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company’s independent registered public accounting firm are subject to the specific pre-approval of the Audit and Risk Committee. All audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm require pre-approval by the Audit and Risk Committee in accordance with pre-approval procedures established by the Audit and Risk Committee. All such services provided by our independent registered public accounting firm have been pre-approved. The procedures require all proposed engagements of the Company’s independent registered public accounting firm for services of any kind to be directed to the Company’s General Auditor and then submitted for approval to the Audit and Risk Committee prior to the beginning of any services.

Other Transactions with PricewaterhouseCoopers

We have a number of business relationships with individual member firms of the worldwide PricewaterhouseCoopers organization. Our subsidiaries provide card and travel services to some of these firms and these firms pay fees to our subsidiaries. These services are in the normal course of business, and we provide them pursuant to arrangements that we offer to other similar clients.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the appointment by the Audit and Risk Committee of the Board of Directors of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2010 is ratified and approved.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

In this section we will describe our compensation philosophy and the components of our compensation programs, as well as review the compensation decisions for 2009 performance for our executive officers named (NEOs) in the Summary Compensation Table that follows this section.

There is considerable public discussion regarding appropriate approaches to compensation, including efforts to ensure that compensation policies and practices are consistent with effective risk management. We support this objective and believe our practices reflect a responsible balance of competitive compensation, sound risk management and accountability to shareholders. We structure our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics over multiple timeframes, and we apply discretionary judgment so that executives are rewarded based on the Compensation Committee’s view of their performance and leadership. We continually review our executive compensation practices to ensure they drive accountability, align with the longer-term interests of our shareholders and promote our core values and mission.

Compensation Philosophy

Our compensation philosophy reflects our vision to be the world’s most respected service brand. The Company and the Compensation Committee have therefore designed our executive compensation program to promote and reward actions that strengthen the Company’s long-term health while promoting strong annual results.

We have structured our compensation practices to be consistent with and to support sound risk management. Taking into account regulatory guidance and concerns regarding bank holding companies, the Compensation Committee has reviewed the design and controls in our incentive compensation programs to evaluate whether they encourage unnecessary and excessive risk-taking, including a discussion with the Company’s Chief Risk Officer. Their review was based in part on a comprehensive review by management and an outside consulting firm of incentive compensation programs applicable to categories of employees defined in regulatory guidance. The Company reviewed compensation policies and procedures, incentives they create and factors in the Company’s policies, programs and procedures that are designed to reduce the likelihood of excessive risk-taking.

The key principles for our compensation program are listed below:

•

A large majority of total compensation is delivered in the form of base salary and long-term incentive awards, with a greater emphasis on long-term awards at higher levels in the organization. We believe that an appropriate level of fixed and long-term incentive compensation can help to discourage executives from taking unnecessary or excessive risks.

•

A significant portion of incentive compensation is delivered in the form of stock awards (stock options and restricted shares), with a greater emphasis on stock awards and variable pay at higher levels in the organization.

•

The incentive compensation mix, vesting parameters and the time horizons for our pay components balance annual performance and sustained performance over the long term, and support the retention of key talent.

•

Annual performance ratings for the Company and each executive form the basis for variable compensation decisions for individual employees. As one means of discouraging excessive risk-taking, we do not rely on or place excessive weight on any one metric, or rely solely on financial results, in determining performance ratings or individual pay decisions for our executives.

•

We use judgment and discretion in determining performance ratings and pay decisions and avoid relying on formulaic designs. In making these decisions, we take into account both what was accomplished (through a Goal Rating) and how it was accomplished (through a Leadership Rating).

•

We review performance in the context of our “Service Profit Chain”: engaged employees delivering superior customer service lead to satisfied customers, which in turn produces superior financial results for shareholders. Our Goal Ratings focus on these three key constituencies: shareholders, customers and employees.

•	Our business units and certain staff groups receive an annual compliance and control rating, which affects their overall Goal Rating.

•

We require executive officers to maintain a significant ownership of Company shares and all senior executives to hold a portion of net after-tax shares from stock awards for an additional year after vesting.

Compensation Components

Elements of Total Direct Compensation

The Company’s executive compensation program provides a mix of cash and equity compensation, balancing short- and long- term incentives. As described in the chart below, the elements of total direct compensation typically include base salary, annual incentive awards (AIAs) and long-term incentive awards (LTIAs). LTIAs consist of stock options (SOs), restricted stock awards (RSAs) and portfolio grant (PG) awards. If appropriate for individual or country-specific purposes, we may use restricted stock units (RSUs) in place of RSAs. We believe that the different time horizons and metrics reflected in our long term awards provide incentives to build the Company’s business prudently and successfully over time and encourage retention of our top talent as well. We believe that this mix of time horizons and equity and cash awards fosters a better balance and a closer link to shareholder objectives than could be achieved through an all-cash program.

Determining Mix of Compensation Components

We recently made certain changes to our compensation program, as described below:

•	Placed greater emphasis on fixed compensation by reducing the proportion of incentive compensation in total pay and increasing the proportion of base salary beginning in 2010.

•

Shifted from stock options to a mix of stock options and RSAs or RSUs for annual equity awards to executive officers beginning in 2010 to reduce leverage in the compensation program, while continuing to provide ongoing retention value tied to Company share price performance. Beginning with awards granted in 2011, dividends on unvested shares granted to executive officers will be paid only if and when the underlying shares vest.

•	Added a “clawback” feature to the CEO’s AIA payout for 2009 performance (see page [ ]), in addition to the clawback that already exists for other awards in certain events.

•

Modified the transitional PG program for 2010 – 2011, so that awards will not be paid until the end of the second one-year performance period. Beginning in 2011, the Company intends to return to a three-year design, which it had used until 2009.

The tables below show the resulting representative pay mix for the CEO and the range of pay mix for the other executive officers, beginning with performance year 2009, and the various time horizons associated with the different compensation components. These are approximate values that may vary with respect to individual awards.

Representative Pay Mix

Compensation Time Horizons

(1)	The PG granted in each of January 2009 and January 2010 consists of two one-year performance periods. We expect to return to a three-year performance period in 2011.

Annual Assessment Process

Early each year the CEO develops financial, strategic and organizational objectives for the Company and himself, which the Compensation Committee reviews and approves. In making compensation decisions for the CEO, the Compensation Committee assesses the CEO’s performance based on both his individual performance and that of the Company after reviewing, among other things, the CEO’s written assessment of the Company’s performance against the objectives set forth earlier in the year. The Compensation Committee also considers input from Frederic W. Cook & Co., Inc. (Cook), the Compensation Committee’s independent compensation consultant (see page [    ]), and from the other outside Directors in making its decisions.

Following the end of each year, the CEO presents to the Compensation Committee his suggested Goal and Leadership Ratings for each executive officer. The Goal Rating is based on the performance of the Company as a whole and the business units or staff groups for which the NEO is responsible. The Leadership Rating is based on individual performance and includes feedback from peers and employees, as appropriate, with regard to key leadership dimensions. Each year the CEO also reviews each executive officer’s key strengths, development actions and succession plan with the Compensation Committee and the full Board. After taking into account input from the CEO, management and Cook, the Compensation Committee determines the total direct compensation level and the mix of compensation award components for each NEO and what changes, if any, should be made to the executive compensation program components for the coming year. The Compensation Committee’s decisions reflect the Goal and Leadership ratings, as well as an assessment of each NEO’s relative roles and responsibilities and other talent considerations.

In determining compensation levels for the CEO and the other NEOs, the Compensation Committee also takes into account internal pay equity, as well as available market data for comparable positions. The Compensation Committee also reviews tally sheets reflecting the CEO’s and the other NEOs’ outstanding compensation and projected benefits under various scenarios, including retirement, termination of employment and change in control of the Company.

Stakeholder Alignment

We assess organizational performance through the Goal Rating, which assesses results against goals for our three key constituencies: shareholders (50% weight), customers (25% weight) and employees (25% weight). Individual Goal Ratings generally have the same weighting. These results provide important indicators of our current and future success. We believe the weight we give to the customer and employee goals—which are linked to our Service Profit Chain and are not directly tied to financial metrics—fosters the long-term strength of our businesses. The use of these non-financial metrics also helps reduce the potential for excessive risk-taking that may be fostered by incentives that depend exclusively on performance against numerical financial goals.

Competitive Pay Practices

The Compensation Committee reviews market data for NEO compensation based on a list of companies established each year for this purpose. The sample consists of U.S.-based multinational companies from the S&P 500 Index.

In early 2009 the Compensation Committee worked with Cook to update the list, as we had become a bank holding company and a number of companies in the list no longer existed or were no longer appropriate for comparison. The Compensation Committee approved the updated sample, which consists of 20 companies (listed below).

3M	Colgate-Palmolive	Johnson & Johnson	Procter & Gamble
Bank of America	FedEx	JP Morgan Chase	State Street
Bank of New York-Mellon	General Electric	Marriott	US Bancorp
Capital One Financial	Hewlett-Packard	Mastercard	Visa
Coca-Cola	IBM	PepsiCo	Wells Fargo

We selected companies with a strong brand, relevant business model, similar size and international presence, as well as those that are competitors for senior executive talent. We also included certain companies that are direct business competitors and excluded several companies to prevent overweighting of non-financial industries.

While the market data informs the Compensation Committee’s decisions, we do not apply formal market targets to determine compensation. Instead, the Compensation Committee uses the market data as one input among many.

Review of 2009 Performance

The year 2009 presented unprecedented challenges for U.S. businesses, given the speed and magnitude of the global economic downturn and the virtual collapse of the credit markets at the end of 2008. In early 2009, the CEO presented his objectives for the year, and the Compensation Committee approved shareholder, customer and employee goals that recognized the weakness and volatility of the economic environment, but also presented a high degree of difficulty. We believed these goals were important to position the Company well for the future. Our overarching objectives were to stay liquid, stay profitable and invest selectively for growth, all of which we met. We had $2.1 billion in income from continuing operations for the year, compared to $2.9 billion in 2008. Though disappointing in absolute terms, we stayed consistently profitable during a period when many card-issuing businesses suffered losses.

The Compensation Committee considered our results within the context of a number of benchmarks and achievements:

•	As the best performer in the Dow Jones Industrial Average for 2009, we delivered a 125% total shareholder return (TSR) for the year, compared to 26% for the S&P 500 and 17% for the S&P Financials.

•	We continued to make dividend payments at the same level as before the economic downturn.

•

After participating in the U.S. Treasury’s Capital Purchase Program, we were among the first companies to repay the equity investment, repurchasing the preferred shares and warrants we issued to the Treasury in June and July, respectively, and providing a 26% annualized return on investment to U.S. taxpayers.

Financial Results (Shareholder Goals)

	Year ended December 31, 2009	Year ended December 31, 2008	Percentage Inc/(Dec)
Diluted earnings per share from continuing operations (EPS)	$1.54	$2.32	(34)%
Return on average equity (ROE)	14.6%	22.3%
Total revenues net of interest expense	$24.5 billion	$28.4 billion	(14)%
Worldwide billed business	$620.0 billion	$683.3 billion	(9)%
Worldwide total cards-in-force	87.9 million	92.4 million	(5)%
Worldwide cardmember lending – owned basis(1): - Total loans - Net write-off rate	$32.8 billion 8.5%	$42.2 billion 5.5%	(22)%
Worldwide cardmember lending – managed basis(1): - Total loans - Net write-off rate	$61.8 billion 8.4%	$72.0 billion 5.4%	(14)%

(1)	Please refer to the information set forth on Annex B to this proxy statement for further discussion of the owned and managed basis presentations.

Strategic Results (Shareholder and Customer Goals)

Stay Liquid

•

We developed new sources of funding and strengthened our capital base after the credit markets froze. Our U.S. retail deposit program raised more than $25 billion. For the year, we maintained strong capital ratios that exceeded all regulatory benchmarks for well-capitalized financial institutions.

•

We raised over $6.5 billion of capital through the successful issuance of non-guaranteed unsecured debt and asset-backed securities in multiple markets at competitive rates over the course of the year, as well as $500 million of common equity.

•	We met our target of maintaining sufficient cash and readily-marketable securities in order to satisfy our maturing funding obligations for a 12-month period.

Stay Profitable

•	We recorded a profit each quarter during a year when many other card issuers posted losses in their card-issuing businesses.

•

We successfully managed early credit issues across our entire base, including negative cardmember feedback from certain credit actions (e.g., line reductions and account cancellations) taken in response to the difficult economic environment. We were the only major U.S. card issuer to see steady improvement in both our lending write-off rate and our 30-day delinquency rate through the second half of 2009.

•

Our growth in spend in the fourth quarter increased every month, and December 2009 was our highest billings month ever on a foreign exchange adjusted basis, above even the pre-recession levels of 2007.

•	We reduced operating expenses by 14% through a company-wide reengineering program, partially offset by our level of investments based on better business trends as the year progressed.

Invest Selectively for Growth

•

We extended our partnerships with Delta, JetBlue, British Airways, Aeromexico and Costco in Canada, and in mid-September we launched new co-brand products with ANA in Japan and SAS in the Nordic region.

•	We launched several new cards, including a new premier rewards Gold card and our Zync card, a build-your-own charge card.

•	We launched the “Take Charge” marketing campaign in the U.S. during the third quarter of 2009 as part of our focus on the charge card as a product well-positioned for the current economic environment.

•

We continued to add partners and redemption options to our Membership Rewards program. In the U.S., we launched “everyday redemptions,” which allows cardmembers to offset their charges with Membership Rewards points in select categories, including business services, communications, merchandise and supplies, utilities and transportation.

•	We increased our investments in fee-based products and services, such as Business Insights, which uses our information management skills to help merchants increase sales.

•

We increased our merchant coverage by growing our proprietary sales force, leveraging our co-brand relationships and expanding the OnePoint program, which employs external partners to add merchants to our network.

•	We eliminated all after-purchase fees on our global prepaid cards.

•

We continued to focus on moderate to long-term growth through our recent purchase of Revolution Money, Inc., a company whose online payments platform offers ways to exchange money with friends, family members and merchants.

Organizational Results (Shareholder and Employee Goals)

•

We received our third consecutive J.D. Power and Associates award for highest customer satisfaction among U.S. credit card companies. We were named to Business Week’s annual roster of Customer Service Champs, and received other awards for distinguished service around the world.

•	We made organizational changes to position the company for growth as the payments industry undergoes transition, and to take advantage of new opportunities in the post-recession economy.

•	We introduced Healthy Living, a wellness program that provides employees and their families with access to new resources and enhanced medical care and services.

•

We continued to be recognized as an employer of choice in 2009. Some of the notable achievements included placing #13 in Diversity Inc.’s Top 50 Companies, being named a Top 100 Company by Working Mother magazine and being named one of the best companies to work for in Japan, India, and Argentina. In addition, we were named one of the Top 20 Companies for Leaders by Chief Executive Magazine.

•

We devoted substantial resources and attention to enhancing our control and compliance framework, particularly given our conversion to a bank holding company. However, the Compensation Committee considered the cease and desist orders entered into with federal regulators by our bank subsidiaries in connection with certain practices relating to convenience checks issued to cardmembers.

January 2010 Compensation Actions for the Chief Executive Officer in Recognition of 2009 Performance

In setting compensation for 2009 performance, the Compensation Committee first determined an appropriate level of total direct compensation for our CEO, Mr. Chenault, based on his and the Company’s 2009 performance, and then established a mix of compensation components that was consistent with our principle of awarding a higher amount of compensation in the form of variable (versus fixed) pay and a significant portion of compensation in the form of long-term equity awards (SOs and RSUs). The Compensation Committee approved total planned compensation for Mr. Chenault of $20.5 million, which was more than the $14.5 million for performance year 2008 (when Mr. Chenault declined a bonus), and less than the $27.5 million for performance year 2007. This overall level of compensation reflects the Compensation Committee’s judgment of Mr. Chenault’s strong performance against 2009 financial and operating objectives in a challenging economic environment, while also acknowledging lower absolute financial performance versus 2007. The Compensation Committee also reviewed the Company’s performance against other companies in the financial services and other industries, as well as available compensation market data, and considered input and recommendations from Cook.

Base Salary and AIA. The final mix of pay components reflects the shift described on page [    ]. In connection with this shift, the Compensation Committee increased Mr. Chenault’s annual base salary for 2010 to $2 million from $1.25 million, the level for both 2009 and 2008. With respect to AIA, for 2009 the Compensation Committee awarded to Mr. Chenault $5.125 million cash, as compared to no AIA for 2008 when Mr. Chenault declined a bonus. For 2007, the Compensation Committee awarded to Mr. Chenault an AIA of $12 million, which was delivered to him 50% in the form of cash paid in January 2008 and 50% in the form of RSUs that vest in January 2011, subject to his continued employment with us and our achievement of a 15% or more average annual ROE during the three-year period from the grant date. The Compensation Committee included a clawback provision in the AIA awarded for 2009 permitting the Compensation Committee, at its discretion, to recoup some or all of the award if we do not achieve acceptable performance during 2010.

Portfolio Grant. The Compensation Committee also awarded to Mr. Chenault a new PG to cover the 2010 – 2011 period (PG 10-11), which consists of two one-year performance periods and has an expected payout value of $5.125 million. This value reflects the Compensation Committee’s estimate at the time of grant of the amount to be paid to Mr. Chenault in early 2012. The Compensation Committee will determine the ultimate payout value for PG10-11 based on its assessment of the two one-year performance periods, and this payout may be higher or lower than the Compensation Committee’s estimate at the time of grant. The Compensation Committee expects to establish the performance goals and corresponding payout leverage in March 2010. The expected payout value for PG10-11 reflects the Compensation Committee’s decision to reduce PG as a proportion of total compensation, as compared to the PGs awarded in January 2009 (in respect of 2008 performance) and January 2008 (in respect of 2007 performance), which had expected payout values of $8.25 million and approximately $8.64 million, respectively.

SOs and RSUs. The Compensation Committee awarded approximately 40% of Mr. Chenault’s total direct compensation in the form of stock awards. Consistent with its decision to shift the equity component away from 100% SOs to a combination of 25% RSAs/RSUs and 75% SOs, as described on page [    ], the Compensation Committee granted to Mr. Chenault equity with an estimated value of approximately $8.25 million, consisting of an RSU with a grant date value of $2.05 million and SOs with a planned value of $6.2 million, which is based on the Compensation Committee’s practice of using a ratio of four SOs to one share of stock. In accordance with our equity award grant policy, the RSU and the SOs were granted in January 2010 (three business days after we announced year-end financial results), and the SOs have an exercise price per share of $38.10, which was the closing price of our common stock on the grant date. The RSU and SOs vest in four equal annual installments, commencing one year after the grant date. To maximize potential tax deductibility, the RSU’s vesting is subject to the Company achieving positive cumulative net income during the vesting periods. By way of comparison, in January 2009 (in respect of 2008 performance), the Compensation Committee granted SOs to Mr. Chenault with a planned value of approximately $5 million, and made no grants of RSAs or RSUs to him.

The information described above differs from the information presented in the Summary Compensation Table required by the SEC, which can be found on page [], and is not a substitute for such information. The stock and option awards columns in the Summary Compensation Table represent the grant date fair value of awards made during 2009, which the Compensation Committee awarded for 2008 performance (using the same framework as used for 2009 performance), as well as promotional and retention awards. The values above represent a planning estimate, used by the Compensation Committee at the time of their decision, of the grant date fair value of the annual compensation awards granted in January for the prior year’s performance. The information above also does not include a special grant of SOs made to Mr. Chenault in January 2008, which was not awarded under the annual compensation framework. The Summary Compensation Table includes the PG payout made during a year, which was based on grant decisions made in a prior year, while the information above identifies the estimated payout value of a newly-granted PG award. Also, the Summary Compensation Table includes compensation amounts based on the change in pension value and nonqualified deferred compensation earnings, as well as other items of compensation, including perquisites and other personal benefits. The discussion above excludes these amounts because the Compensation Committee considers these programs in the context of its assessment of the overall benefit design and not as part of its annual compensation decisions.

Recent Compensation Actions for Other NEOs

October 2009 Changes to Leadership Team and Accompanying Compensation Actions

In October 2009, we made several changes to our organization structure. We grouped our global consumer, small business, merchant and network businesses under our Vice Chairman, Edward P. Gilligan, and we created a new Global Services organization under our Group President, Stephen P. Squeri, which unites our U.S. and international cardmember servicing organizations, Global Technologies and most processing and support functions across the Company. We also announced a new Enterprise Growth organization to focus on generating new sources of fee revenue from our existing assets and advance our efforts in emerging payments.

In connection with Messrs. Gilligan’s and Squeri’s promotions and additional responsibilities, the Compensation Committee approved an increase in the respective base salary and PG target for each executive. It also approved promotional stock awards for each and an additional cash award for Mr. Gilligan, which are shown in the table below. At the same time, the Compensation Committee increased the base salary and PG target for our Chief Financial Officer, Daniel T. Henry, from their original 2009 levels after a review of competitive market data and his individual contributions.

Promotional Awards for Messrs. Gilligan and Squeri

Name	Award Type
	SO(1)	RSA(2)	Cash(3)
E.P. Gilligan	$1,000,000	$2,000,000	$2,000,000
S.J. Squeri	$2,000,000	$1,000,000	N/A

(1)	Reflects estimated planned value at grant. The values shown are those the Compensation Committee planned to award based on a ratio of four SOs to one RSA. SOs vest pro rata in four annual installments, beginning one year after grant.

(2)	Reflects value at grant. RSAs vest three years after grant date. To address threshold U.S. tax rules regarding deductibility, vesting is subject to our achieving positive cumulative net income during the vesting period.

(3)	Cash will be paid two years after grant date. To address threshold U.S. tax rules regarding deductibility, vesting is subject to our achieving positive cumulative net income during the vesting period.

Also in October 2009, we announced that Alfred F. Kelly, Jr., President of the Company, will step down from his role effective April 10, 2010. The Company has entered into a separation agreement with Mr. Kelly to assure that he not engage in activities on behalf of certain competitors, or interfere with the Company’s business relationships, for two years after his departure, nor solicit our executives for employment for four-years following his departure. This agreement also contains the terms of certain payments and benefits he will receive in connection with his departure, including the amount of his AIA ($4 million) in respect of 2009 performance. The details of Mr. Kelly’s separation agreement were disclosed in the Company’s Form 8-K filed with the SEC on October 6, 2009, a copy of which was filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on October 30, 2009. Information regarding the payments to be made Mr. Kelly upon his separation from the Company can be found on page [    ].

January 2010 Compensation Actions in Recognition of 2009 Performance

As in the case of the CEO, the Compensation Committee took a “top-down” approach in determining NEO compensation. After receiving input from the CEO and Cook to determine an appropriate level of total direct compensation based on relative roles and responsibilities, performance assessments and succession plans, the Compensation Committee determined the mix of base salary, annual incentive and long-term incentive awards for each NEO. The decisions take into account internal equity and responsibility for the overall performance and strategic vision of the Company, as well as their increased responsibility in the organization. The decisions also reflect the changes in compensation mix discussed on pages [    ]-[    ]. Performance in this difficult economic environment against our primary objectives for 2009 of staying liquid, staying profitable and investing selectively for growth was largely a result of the strong leadership and performance of the NEOs and the respective business units or staff groups they lead. The information under “Review of 2009 Performance,” on pages [    ]-[    ], contains a summary of certain key financial and strategic accomplishments in 2009 that the Compensation Committee considered.

Total Planned Compensation. The Compensation Committee approved the following levels of total planned compensation in respect of 2009 performance: for Mr. Gilligan, $9.85 million ($7.975 million for 2008); for Mr. Squeri, $6.5 million ($4.625 million for 2008); and for Mr. Henry, $5.8 million ($5.375 million for 2008). The components are described below.

Base Salary. In connection with the changes in compensation mix described above, the Compensation Committee approved the following annual base salary levels for 2010: for Mr. Gilligan, $1.45 million (from $1.1 million); for Mr. Squeri, $1 million (from $750,000); and for Mr. Henry, $850,000 (from $700,000). In each case these changes reflect increases from the levels set in October 2009 as part of their promotional adjustments.

AIA. The Compensation Committee exercised discretion in determining the AIA for Messrs. Gilligan, Squeri and Henry for 2009 performance based on its consideration of each executive’s leadership and the performance of the business unit or staff group that they lead as evaluated against shareholder, customer and employee goals. In recognition of 2009 performance, the Compensation Committee awarded the following AIAs: for Mr. Gilligan, $4 million cash (compared to $3.5 million for 2008 performance); for Mr. Squeri, $2.5 million cash (compared to $1.65 million for 2008 performance); and for Mr. Henry, $2.1 million cash (same as that received for 2008 performance).

PGs. In January 2010 the Compensation Committee also awarded a new PG covering the 2010 – 2011 period (PG10-11) to each of Messr. Gilligan, Squeri and Henry with the following expected payout values: for Mr. Gilligan, $1.5 million; for Mr. Squeri, $1 million; and for Mr. Henry, $1.1 million.

Stock-Based Awards. Also in January 2010, the Compensation Committee approved the following annual tranche grants of stock-based awards consisting of RSAs or RSUs and SOs: for Mr. Gilligan, RSAs with a grant date value of $725,000 and SOs with an estimated planning value of $2.175 million; for Mr. Squeri, RSAs with a grant date value of $500,000 and SOs with an estimated planning value of $1.5 million; and for Mr. Henry, RSUs with a grant date value of $437,500 and SOs with an estimated planning value of $1,312,500. The RSAs and SOs have vesting provisions identical to those granted to Mr. Chenault, and the RSAs/RSUs are subject to the same performance hurdle as the RSU granted to Mr. Chenault, which are described above.

In addition to the annual tranche RSU granted to Mr. Henry, the Compensation Committee also granted an additional RSU with a grant date value of $3 million in recognition of his strong leadership during 2009. This RSU vests three years after the grant date, subject to Mr. Henry’s continued employment with the Company through the vesting date. In addition, to comply with U.S. tax rules regarding deductibility, vesting is subject to the Company’s achieving positive cumulative net income during the vesting period.

The information described above differs from the information presented in Summary Compensation Table required by the SEC, which be found on page [    ], and is not a substitute for such information. See page [    ] for a description of certain ways in which the information above differs from the Summary Compensation Table.

January 2010 Portfolio Grant Payouts

Two PG program awards granted in prior years paid out in February 2010: PG07-09 granted in January 2007 (with a three-year performance period covering 2007-2009) and the first half of PG09-10 granted in January 2009 (with a one-year performance period covering 2009). The metrics for these programs are shown below and reflect our strategic objectives for the programs, based on achievement of financial objectives, corporate milestones and/or relative total shareholder return during the performance period.

To comply with U.S. tax requirements to achieve deductibility, we established additional performance metrics for grants to the NEOs under these programs at the time of grant.

In determining the actual payouts in January 2010, the Compensation Committee considered overall financial results and strategic accomplishments over the performance period, and used its negative discretion to set payouts below the maximum deductible values generated. Accordingly, the payout percentage for the first half of the PG 09-10 awards was 120% of target value (compared to the 125% maximum deductible value).

PG07-09

The table below sets forth (i) the performance levels established in early 2007 for PG07-09 that would meet the level of performance required to generate the threshold payout for the performance period and (ii) the actual results the Company achieved during the performance period. To comply with U.S. tax rules regarding the deductibility of the PG awards made to the NEOs, the Compensation Committee set goals at the time of grant that established baseline levels of achievement before any payment could be made and also established a maximum deductible value of payment. To determine the actual payout, the Compensation Committee exercised negative discretion to set payouts below the maximum deductible values generated and evaluated performance against the performance levels shown in the table below. Using this approach, the payout percentage for PG 07-09 awards to the NEOs was 15% of target value (compared to the 268% maximum deductible value).

Performance Measure	Weighting	Performance Level Required for Period to Achieve Threshold Payout	Actual Performance Level Achieved	Payout Level
EPS growth	25%	At least 9% on annualized basis	-7.5%	Requirements for payout not met
Revenue growth	25%	At least 6% on annualized basis	3.9%
Average ROE	25%	At least 30%	24.8%
TSR relative to S&P 500 Index	25%	9 percentage points below S&P 500 Index	-10.5% (i.e., 4.7 percentage points less than S&P 500 Index)	Requirements for payout partially met (15% payout)

The amount paid to each NEO for the PG07-09 awards is set forth in the following table:

Name	Target Payout (100%)	Actual Payout (15%)
K.I. Chenault	$2,500,000	$375,000
E.P. Gilligan	$750,000	$112,500
S.J. Squeri	$ 500,000	$75,000
A.F. Kelly, Jr.	$ 750,000	$112,500
D.T. Henry	$ 550,000	$82,500

PG09-10 Awards (Year One)

In January 2009, the Compensation Committee granted PG09-10 awards to the NEOs for the 2009-2010 performance period. The performance period for this PG award differed from our historical three-year approach because at the beginning of 2009, management and the Compensation Committee found it difficult to set multi-year financial targets in light of the highly uncertain business and economic climate. PG09-10 was instead designed to be a means of focusing management on business recovery around certain key goals. The program has two one-year performance periods, with corresponding payouts in February 2010 and 2011, respectively, following the completion of each performance period.

In March 2009, the Compensation Committee established goals for the performance year. To comply with U.S. tax rules regarding the deductibility of the PG awards made to the NEOs, the Compensation Committee set goals at the time of grant for NEOs for PG09-10 and established baseline achievement levels and a maximum deductible value. To determine the actual payout at the end of the performance period, the Compensation Committee evaluated performance based on the metrics and the performance levels shown in the tables below and, in certain instances, exercised negative discretion to set payouts below the maximum deductible values generated.

The table below sets forth (i) performance levels for the financial metrics the Compensation Committee approved that would result in a target payout and maximum payout of the first half of the expected grant date value of the PG award and (ii) the actual results achieved during the performance period.

Performance Measure (year one)	Weighting	Performance Level Required for Period to Achieve:		Actual Performance Level Achieved	Payout Level
		Target Payout (100%)	Maximum Payout (125% of Target)
2009 diluted EPS from continuing operations	20%	$1.00	$1.25	$1.54	Requirements met for maximum payout (125%)
Reengineering savings	40%	$1.8 billion	At least $1.9 billion	>$1.9 billion

In determining the actual payout for the first year of PG09-10, the Compensation Committee also reviewed performance against a set of corporate strategic goals and milestones for 2009 it set in March 2009. The Compensation Committee assigned a 40% weighting to these goals under the PG award. The table below summarizes the corporate and strategic goals the Compensation Committee established, the performance required to achieve a target (i.e., 100%) payout with respect to these goals and the actual results as measured against the target level performance.

Measure	Target Performance (100% payout)	Representative Actual Results	Payout Level
Accelerate growth in Global Network Services (GNS) business	Implement significant deals signed in 2008 and sign deals in pipeline

—Implemented GNS partnerships with Australia and New Zealand Banking Group and Commonwealth Bank of Australia

—Launched new products with Banco do Brasil and Fidelity

—Signed new GNS partnerships with Mitsubishi Financial Group and Banco Popular

Exceeded target performance (112.5%)
Increase payments volume in specified Global Business-to-Business (B2B) categories	12% volume growth versus 2008 for buyer- initiated payments, corporate purchasing card and vPayment products	Volume growth of 20.6% versus 2008
Advance rewards program in the United States	Significant net increase of new Delta co-brand accounts and other rewards “breakthroughs”	—Substantial net increase in new Delta co-brand accounts —Re-signed JetBlue co-brand and Membership Rewards relationship —Launched Lowes co-brand product
Build co-brand portfolio in the international consumer payments business	Successfully execute plans relating to the newest co-brand partners and re-sign existing co-brand partners

—Billed business for newest co-brands (Cathay Pacific, BMW, David Jones, SAS and Alitalia) 10% better than internal forecasts

—New co-brand relationship with ANA

—New co-brand relationship with Starwood in the U.K. and Canada

Based on its evaluation of performance for both the financial metrics and the strategic goals and corporate milestones described above, as well as the relevant weights of the performance criteria, the Compensation Committee determined that the first year of PG09-10 merited a payout equal to 120% of the period’s target payout. The actual payouts are set forth in the following table:

Name	First Year Target Payout (100%)	First Year Actual Payout (120%)
K.I. Chenault	$4,125,000	$4,950,000
E.P. Gilligan	$1,250,000	$1,500,000
S.J. Squeri	$1,050,000	$1,260,000
A.F. Kelly, Jr.	$1,125,000	$1,350,000
D.T. Henry	$900,000	$1,080,000

The Compensation Committee expects to set PG goals for the second half of the PG09-10 award in March 2010. The maximum deductible values for the PG09-10 program are shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards table on page [    ]. The Compensation Committee may exercise its negative discretion in determining actual payout values.

Compensation Governance Policies

Stock Ownership Policy

Our stock ownership policy requires our executive officers to have a substantial ownership stake in the Company, which we believe further aligns their interests with those of our shareowners and motivates employees to focus on medium and long-term performance goals and on the Company as a whole.

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Mr. Chenault is required to own 500,000 shares of Company stock. The ownership target for the other executive officers ranges from 25,000 to 75,000 shares. Unvested shares and unexercised options are not included in calculating ownership for this purpose.

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If an executive officer has not yet reached the applicable target ownership requirement, he or she must retain 75% of the net after-tax shares acquired from any SO exercise or vesting of an RSA or RSU award until the requirement is met. After meeting the target, he or she must retain for at least one year 50% of the net after-tax shares so acquired.

•

In 2009, we adopted a requirement that other senior executives must retain for at least one year 50% of the net after-tax shares acquired from any SO exercise or vesting of an RSA or RSU award (replacing a prior stock ownership requirement).

We prohibit our employees from engaging in hedging and other derivative transactions (other than the exercise of employee stock options) with respect to Company shares.

Policy Regarding Clawback of Incentive Compensation

To protect the shareholders’ interests, we will, to the extent practicable, seek to recover performance-based compensation from any executive officer and certain other members of senior management in those circumstances when (i) the payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) in the Board’s view the employee engaged in fraud or misconduct that caused or partially caused the need for the restatement, and (iii) a smaller amount would have been paid to the employee based upon the restated financial results.

In January 2010, we awarded Mr. Chenault an AIA that contains an additional provision that some or all of the award is subject to clawback if the Company does not achieve acceptable performance thresholds in 2010, at the sole discretion of the Compensation Committee.

Detrimental Conduct

We also maintain a “detrimental conduct” policy, covering approximately 510 employees globally, including the NEOs. Each covered executive is required to sign an agreement that requires him or her to forfeit unvested awards and to repay the pre-tax proceeds from some or all of his or her compensation, including RSAs, SOs, PGs and, in the case of executive officers, certain of his or her AIAs that were received up to two years prior to employment termination, in the event the executive engages in conduct that is detrimental to the

Company. Detrimental conduct includes but is not limited to termination of employment for misconduct, working for certain competitors, soliciting Company customers or employees for a period of time after termination, or disclosing confidential information.

Change in Control (CIC) Provisions

The Company has adopted CIC provisions that are triggered only if there is a change in control of the Company. Certain provisions take effect when a CIC occurs (“single trigger” provisions), while others take effect when both a CIC and a subsequent termination of the employment of the NEO or other participant occurs within two years after a CIC (“double trigger” provisions). The Company believes these policies encourage executives to consider the best interests of the shareholders by stabilizing any concerns about their own personal financial well-being in the face of a CIC.

Single Trigger Change in Control Consequences

The following guidelines are designed to ensure our NEOs (and other participants) are not deprived of the benefits they would earn and reasonably should expect to receive if there were no CIC.

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All outstanding equity awards, including SOs, RSAs and RSUs, are immediately vested (other than the special performance-based stock options granted to Mr. Chenault in November 2007 and January 2008, which vest pro rata only if pro rata performance metrics have been met).

•

We are required to contribute assets to a trust to provide for the payment of benefits under both our supplemental retirement plan and our U.S. deferred compensation programs that were not earned and vested as of December 31, 2004.

•

For amounts under our U.S. deferred compensation programs that were earned and vested as of December 31, 2004, we credit two years of interest to the accounts of participants based on the rate in effect for the preceding year, and pay out participants’ account balances in these programs.

Double Trigger Change in Control Consequences

Described below are the consequences if there is an involuntary termination or constructive termination of the employment of an NEO within two years after a CIC (“covered termination”). A constructive termination would occur if base salary is reduced, the total value of incentive awards is materially reduced, the NEO’s workplace is relocated beyond a certain distance, or the NEO is assigned duties materially inconsistent with prior duties.

•	A pro rata AIA for the pre-termination portion of the year in which termination occurs will be paid, based upon the average of the employee’s preceding two AIA awards prior to the CIC.

•	PG awards will immediately vest and pay out on a pro rata basis, based on the average payout percentage of the employee’s two preceding PG award payouts.

•	Outstanding SOs will remain exercisable for up to 90 days.

•	Subject to compliance with Section 409A of the Internal Revenue Code, the separation pay benefits under our Senior Executive Severance Policy will be paid in a lump sum instead of in installments.

•	U.S. health insurance benefits will continue for up to two years, generally on the same basis as prior to the termination of employment.

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Certain split-dollar insurance policies, providing life insurance coverage equal to four times annual base salary up to a maximum of $1.5 million, will be transferred to participating NEOs and senior executives.

Change in Control Excise Tax Reimbursement and Gross-Up. Upon a CIC or any termination of the employment of an NEO or senior executive within two years following a CIC, we will reimburse the employee for any CIC excise tax due and provide a tax gross-up payment.

Effective January 2011, we will no longer provide tax reimbursements and gross-up payments in the case of a CIC, except with respect to previously existing incentive compensation plan awards.

Elements of Post-Employment and Other Compensation

Severance Benefits

If terminated involuntarily, executive officers are eligible for two years of severance, which includes two years of base salary and two years of AIA, except in cases of misconduct. Severance payments are generally made in installments, except in the event of certain terminations within two years after a CIC, in which case payment is made in a lump sum. All LTIAs continue to vest during the severance period. Executives are required to abide by a non-compete and provisions relating to non-solicitation of customers and employees, confidentiality and non-disparagement during the period of time they are receiving severance. The severance agreement includes a release of all legal claims. The Compensation Committee must pre-approve severance for an executive officer.

During the separation pay period, NEOs may continue to be covered under certain of our compensation, welfare and benefit plans, and payment of any required employee contribution is deducted from the separation pay in accordance with the employee’s previously elected benefit coverage. Benefits are available under the Senior Executive Severance Policy in the event of termination as a result of a reduction in work force, position elimination, office closing, job relocation beyond a certain distance, performance, mutually agreed resignation, or certain terminations within two years after a CIC.

Retirement Benefits

NEOs earn retirement benefits under the American Express Retirement Savings Plan (RSP) and the American Express Supplemental Retirement Plan (SRP). NEOs also continue to earn interest on outstanding account balances under the American Express Retirement Plan (although such plan was frozen during 2007 and no new contributions are accruing under the plan) and interest credits under prior deferred compensation programs. Taken together, these programs are intended to provide competitive retirement income that is linked to Company performance and longer service.

Retirement Savings Plan

The RSP is a broad-based, U.S. tax-qualified savings plan (commonly referred to as a 401(k) plan) providing for employer and employee contributions. On a before-tax basis, eligible employees, including NEOs, can generally contribute an amount up to the limit prescribed by the Internal Revenue Service, which for 2010 is $16,500. Participants who are, or will be, at least age 50 during the year will also be permitted to contribute additional catch-up contributions of up to $5,500 for 2010. Eligible employees can also contribute after-tax contributions of up to 10% of Total Pay.

We generally match 100% of before-tax employee contributions up to 5% of an employee’s total pay for all participants (including the NEOs). Company matching contributions made for employees hired prior to April 1, 2007, generally fully vest upon contribution. Company matching contributions for employees hired after April 1, 2007 were generally vested on the third anniversary of service with the Company. However, effective January 2010, all active participants will be immediately 100% vested in the Company matching contribution.

We may also contribute an annual discretionary profit sharing amount (ranging from 0-5%) for eligible employees based on our annual performance. As a result of our 2009 performance, the Board approved a profit sharing contribution of 1.75% of total pay for eligible employees in the regular benefit level (including NEOs). Company profit sharing contributions generally vest on the third anniversary of an employee’s service with the Company.

For our employees who commenced their employment prior to April 1, 2007, we generally also contribute an additional conversion contribution of up to 8% of quarterly total pay for employees in the regular benefits level who commenced their employment prior to April 1, 2007. The percentage of conversion contributions for individual participants is based on their projected age and service as of December 31, 2008. The amount of the conversion contributions for the NEOs is as follows: Messrs. Chenault, Gilligan and Henry: 6.0% and Messrs. Kelly and Squeri: 3.75%.

In February 2009, we announced that we would temporarily suspend Company contributions to the RSP effective March 30, 2009. This included suspending both Company matching contributions for all participants, as well as conversion contributions for all employees other than those who were retirement eligible (those participants who will attain age 55 with ten years of service as of December 31, 2009). Messrs. Chenault and Henry are retirement eligible and continued to receive conversion contributions. The Company contributions were restored effective January 2010.

Retirement Plan

The Retirement Plan is a broad-based, U.S. tax-qualified “cash balance” pension plan. In January 2007, we amended the Retirement Plan, effective on or about June 23, 2007, to discontinue future benefit accruals (other than crediting interest to outstanding account balances) as of such date. The Retirement Plan is more fully described under “Retirement Plan Benefits” on page [    ].

Supplemental Retirement Plan

U.S. tax law limits the amount of benefits that we can provide under our tax-qualified plans. We maintain the SRP, which is an unfunded, nonqualified arrangement intended to provide NEOs and other affected employees with the same benefits that they would have received under the RSP (and previously under the Retirement Plan) if U.S. tax limits did not apply and if certain other items of compensation were includable in calculation of benefits under our tax-qualified plans. Participation in the SRP is generally limited to employees who have compensation in excess of tax-qualified plan limitations. The SRP participant may have a balance in the Retirement Plan-related account for benefits that cannot be provided under the Retirement Plan and/or a RSP-related account for benefits that cannot be provided under the Retirement Savings Plan.

Beginning in 2008, as part of planning for retirement and other long-term financial needs, we provided NEOs and certain other U.S.-paid senior level employees with an annual opportunity to defer receipt of a portion of their base salary, annual incentive award and PG award payout under the SRP, subject to an annual deferral maximum of 1x base salary. Deferred amounts are credited to SRP deferral-benefits accounts, which are subject to continuous employment, ROE performance and other requirements and limits. SRP Retirement Plan-related account benefits are more fully described under “Retirement Plan Benefits” on page [    ]. SRP RSP-related account benefits, SRP deferral account benefits and benefits under prior deferral programs are more fully described under “Nonqualified Deferred Compensation” on page [    ].

Perquisites

We provide limited types of perquisites and other personal benefits to our NEOs which are consistent with our objective to attract and retain superior employees for key positions, as well as for security reasons. We have adopted a policy that identifies the perquisites and other personal benefits available to our executive officers (including NEOs). Other than as specifically identified in the policy, executive officers of the Company are not entitled to any other perquisite or personal benefit unless approved by the Chair of the Compensation Committee.

In the case of Mr. Gilligan, who was on international assignment in London and returned to the United States in July 2009, perquisites and personal benefits included certain housing and living expenses and tax reimbursements in connection with the assignment. He received the majority of these benefits under our international assignment policy, which applies to all employees on international assignment and is designed to minimize any financial detriment or gain to the employee from the assignment. The value of the benefits provided to Mr. Gilligan under the policy reflects, among other things, his job level in the Company and the location of his international assignment.

Our security policy requires our CEO to use Company-owned aircraft and automobiles for business and personal travel, the incremental cost of which is included under perquisites in the Summary Compensation Table. Included in the table is the incremental cost of our CEO’s use of Company-owned aircraft to attend outside board meetings. Under the rules of the SEC, use of aircraft for this purpose is deemed to be personal, even though we believe that Mr. Chenault’s experience on these boards benefits the Company. We provide a local transportation allowance to our NEOs, and a cash allowance to all NEOs in lieu of other competitive perquisites.

Effective January 1, 2010, the Company will require reimbursement by Mr. Chenault for incremental cost in excess of approximately $200,000 for travel on Company aircraft that is deemed by the SEC to be personal use, including use for outside board meetings.

Tax Deductibility of Awards for Executive Officers

U.S. tax law limits the annual tax deduction on compensation we pay to certain NEOs to $1,000,000 unless the compensation is performance-based. It has been our general policy to attempt to structure AIA and LTIA compensation as qualified performance-based compensation in order to allow us to fully deduct the compensation. However, the Compensation Committee may make payments that are not fully deductible to ensure competitive levels of total compensation for our executive officers or, in its judgment, may make payments that are otherwise necessary or appropriate to achieve our compensation objectives.

For the 2009 tax year, we did not structure AIA compensation as qualified performance-based compensation. There were certain limits on deductibility of 2009 compensation in light of our participation in the U.S Treasury’s Capital Purchase Program during the first half of the year and for certain awards granted before an executive officer became an executive officer.

Role of the Compensation and Benefits Committee; Use of Compensation Consultants

The Compensation Committee has, among other duties, overall responsibility for the compensation of our NEOs. The Compensation Committee’s charter, which sets forth its responsibilities and authority, may be accessed by clicking on the “Corporate Governance” link found on our Investor Relations Web site at http://ir.americanexpress.com. You may also obtain a paper copy of the Compensation Committee’s charter by writing to our Secretary at the Company’s headquarters. The Compensation Committee met 16 times in 2009. The Compensation Committee routinely meets in executive session without management present and with its independent compensation consultant.

As mentioned above, the Compensation Committee has engaged Cook as its independent compensation consultant and considered advice and information from the firm in determining the amount and form of compensation for NEOs. This work has included a review of our compensation practices against emerging best practices, confirming an updated sample group of companies, collecting and providing relevant market data, including proprietary data, reviewing data and analyses provided by other consultants, and developing alternatives to consider for CEO compensation.

In connection with its work for the Compensation Committee, Cook attended Compensation Committee and related meetings with and without management present. Cook provides these services to the Compensation Committee, and it also provides services to the Nominating Committee of the Board with respect to Director compensation. Under the terms of its agreement with the Compensation Committee, Cook does not provide any other services to the Company, unless the Compensation Committee approves in advance such services in support of the Compensation Committee’s objectives. In 2009, Cook provided no such other services. The Company uses other compensation and benefits consultants to provide market practice data, actuarial services and/or advice relating to broad management employee programs in which executive officers may participate, but these consultants do not advise on executive officer pay.

Report of the Compensation Committee

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND BENEFITS COMMITTEE

Jan Leschly, Chairman

Peter Chernin

Richard A. McGinn

Edward D. Miller

Robert D. Walter

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the year ended December 31, 2009.

The Summary Compensation Table presents compensation information in a standardized format pursuant to the SEC rules, including SEC rule changes adopted on December 16, 2009, which require us to report the full grant date fair value of SOs, RSAs and RSUs that were granted to each NEO in 2009, 2008 and 2007.

Executives do not realize the value of stock-based awards until the awards are settled and/or exercised. The actual value that an NEO will realize from these awards is determined by future Company performance and share price, and may be higher or lower than the amounts indicated in the table, which represent the full grant date fair value of such awards. For example, the exercise prices for the SOs included in the Summary Compensation Table range from $16.71 to $60.95. The closing price per share of our common stock on March     , 2010 was [$            ].

A summary of the Compensation Committee decisions on the annual direct compensation awarded to our NEOs for 2009 performance (which, in accordance with SEC rules, are in large part not reflected in the Summary Compensation Table), including the Compensation Committee’s decision regarding base salary, cash bonus, SO grant, RSA/RSU grant and PG grant, can be found on pages [    ].

Summary Compensation Table (1)
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
K.I. Chenault	2009	$1,201,923	$5,125,000	$0	$3,985,637	$5,325,000	$780,929	$980,079	$17,398,568
Chairman and Chief Executive Officer	2008	$1,250,000	$0	$9,524,931	$9,775,850	$6,112,500	$640,711	$1,503,053	$28,807,046
	2007	$1,238,461	$6,000,000	$8,069,198	$14,299,950	$500,000	$2,671,958	$1,086,920	$33,866,487

E.P. Gilligan	2009	$862,019	$4,000,000	$1,999,990	$2,648,690	$1,612,500	$228,200	$1,371,487	$12,722,885
Vice Chairman	2008	$825,000	$3,500,000	$1,068,971	$1,584,600	$1,125,000	$67,388	$4,499,830	$12,670,789
	2007	$759,615	$3,206,000	$6,775,898	$8,034,000	$1,414,500	$446,178	$3,307,131	$23,943,322

S.J. Squeri	2009	$614,423	$2,500,000	$999,978	$3,762,926	$1,335,000	$121,082	$169,723	$9,503,131
Group President, Global Services and Chief Information Officer	2008	$600,000	$1,650,000	$499,996	$1,084,200	$675,000	$55,873	$203,424	$4,768,493

A.F. Kelly, Jr.	2009	$817,308	$4,000,000	$0	$1,036,263	$1,462,500	$217,808	$332,914	$7,866,792
President	2008	$850,000	$3,000,000	$1,124,979	$1,668,000	$1,125,000	$86,226	$409,374	$8,263,579
	2007	$771,154	$3,625,000	$7,268,597	$8,368,750	$1,414,500	$455,969	$388,972	$22,292,942

D.T. Henry	2009	$619,711	$2,100,000	$0	$797,125	$1,162,500	$72,072	$255,585	$5,006,994
Executive Vice President and Chief Financial Officer	2008	$625,000	$2,100,000	$718,968	$1,251,000	$300,000	$65,304	$280,737	$5,341,010
	2007	$411,192	$2,156,000	$397,169	$1,640,275	$460,000	$226,337	$206,914	$5,497,887

(1)	Amounts shown are not reduced to reflect the NEO’s elections, if any, to defer receipt of base salary, bonus or non-equity incentive plan compensation under our deferred compensation programs.

(2)	The amounts in this column reflect AIA cash payments made for annual performance. The amount shown for Mr. Kelly for 2009 was paid in accordance with the terms of his separation agreement with the Company.

(3)	The amounts in these columns reflect stock and option awards that were granted in 2009, 2008 and 2007. The amounts represent the aggregate grant date fair value of awards granted in each respective year computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). See the Grants of Plan-Based Awards table on page [ ] for further information on awards made in 2009. A discussion of the assumptions used in computing the award values may be found in Note 20 to our 2009 Consolidated Financial Statements on pages [ ] to [ ] of our 2009 Annual Report to Shareholders.

In addition, the amounts shown for Mr. Chenault under “Option Awards” include the value recognized in connection with a special grant of SOs made in January 2008 and November 2007, the vesting of which is subject to meeting various performance requirements (i.e., EPS growth, ROE, revenue growth and TSR performance). In accordance with accounting rules, the amounts in the table above reflect the aggregate grant date fair value associated with only the TSR-based portion of the award. Because it was not “probable” (as determined by reference to the accounting literature) that the portions of the award related to EPS growth, ROE, and revenue growth would vest, the estimated grant date fair value of the award associated with these portions was $0. If all of the performance hurdles were to be achieved and the award were to vest, the maximum grant date fair value would be an additional $18.9 million in 2007 and $14.9 million in 2008.

(4)	For 2009, the amounts in this column reflect the cash payment made to the NEO in respect of (i) PG07-09 awards granted in 2007 (covering the 2007-2009 performance period) and (ii) the first half of PG09-10 awards granted in 2009 (covering the 2009 performance period), each of which was paid in February 2010.

(5)	The amounts in this column reflect (a) the actuarial increase in the present value of the NEO’s benefits under all defined benefit pension plans established by the Company and (b) the above-market portion of earnings on compensation deferred by the NEO under our nonqualified deferred compensation programs, which are shown below. The Company uses the Moody’s “A” Rate, which is 6.14%, as our approximation for market-level earnings. However, for purposes of this table, SEC rules require that market-based earnings be considered to be no more than 5.35%. Accordingly, the table below shows the earnings attributed to the difference between the two rates.

Name	Change in Pension Value	Above- Market Earnings on Deferred Compensation
K.I. Chenault	$602,436	$178,493
E.P. Gilligan	$211,245	$16,955
S.J. Squeri	$82,047	$39,035
A.F. Kelly, Jr.	$184,931	$32,877
D.T. Henry	$55,481	$16,591

(6)	See All Other Compensation Table below for additional information.

All Other Compensation Table

The table below shows the components of the amounts included for each NEO under the All Other Compensation column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Tax Payments/ Reimbursements ($)		Company Contributions to Defined Contribution Plans ($)(2)	Executive Life Insurance ($)(3)	Dividends and Dividend Equivalents ($)(4)	Total ($)
K.I. Chenault	2009	$660,272	$0		$117,428	$3,274	$199,105	$980,079
	2008	$887,125	$0		$331,250	$2,965	$281,714	$1,503,053
	2007	$698,415	$72,944		$145,922	$2,671	$166,968	$1,086,920

E.P. Gilligan	2009	$839,179	$279,747	(5)	$145,816	$1,710	$105,035	$1,371,487
	2008	$1,937,152	$2,223,690	(5)	$218,625	$1,598	$118,765	$4,499,830
	2007	$1,708,636	$1,454,808	(5)	$91,274	$1,493	$50,920	$3,307,131

S.J. Squeri	2009	$71,459	$0		$88,695	$1,750	$7,819	$169,723
	2008	$61,838	$0		$132,000	$1,633	$7,953	$203,424

A.F. Kelly, Jr.	2009	$94,083	$0		$124,721	$1,810	$112,300	$332,914
	2008	$93,680	$0		$187,000	$1,690	$127,004	$409,374
	2007	$197,658	$48,532		$83,579	$1,580	$57,623	$388,972

D.T. Henry	2009	$96,743	$0		$139,855	$3,939	$15,049	$255,585
	2008	$95,480	$0		$165,625	$3,570	$16,062	$280,737
	2007	$113,101	$31,868		$50,306	$3,088	$8,551	$206,914

(1)	See the Perquisites and Other Personal Benefits table below for additional information regarding the components of this column.

(2)	This column reports Company contributions to the NEO’s accounts under the Company’s RSP and to the RSP-related account under the Company’s SRP. See page [ ] for a further description of the RSP-related account under the Company’s SRP.

(3)	This column reports imputed income to the NEO under the Company’s executive life insurance program.

(4)	This column reports dividends and dividend equivalents paid in connection with RSAs and RSUs awarded to the NEO under the 1998 Incentive Compensation Plan (1998 Plan) or the 2007 Incentive Compensation Plan (the 2007 Plan). Beginning with awards granted in 2011, dividends and dividend equivalents on unvested RSAs and RSUs granted to executive officers will be paid only if and when the underlying shares vest.

(5)	For Mr. Gilligan, the amount shown in this column includes tax equalization payments and tax reimbursements in connection with his international assignment. These payments and reimbursements are made under a policy that applies to all employees on international assignment and is designed to facilitate these assignments by covering taxes over and above taxes that these employees would have incurred had they remained in their home countries. The amounts shown have been reduced to reflect the Company’s retention of certain amounts related to home country taxes from Mr. Gilligan’s compensation. Mr. Gilligan’s international assignment has ended and he returned to the United States in July 2009.

Perquisites and Other Personal Benefits

Name	Year	Local and Other Travel Benefits ($)(1)	Personal Use of Company Aircraft ($)(2)	Flexible Perquisite Allowance ($)	Home Security System ($)	Security During Personal Trips ($)	Inter- national Assignment ($)(3)	Earnings on Deferred Compen- sation Payouts ($)(4)	Other Benefits ($)(5)	Total ($)
K.I. Chenault	2009	$138,635	$401,527	$35,000	$54,176	$18,326	n/a	$0	$12,608	$660,272
	2008	$152,299	$414,702	$35,000	$200,898	$45,729	n/a	$0	$38,496	$887,125
	2007	$119,510	$323,884	$35,000	$126,992	$59,162	n/a	$0	$33,867	$698,415
E.P. Gilligan	2009	$48,000	$4,776	$35,000	$0	n/a	$ 748,131	$222	$3,050	$839,179
	2008	$48,000	$4,383	$35,000	$1,609	n/a	$1,841,340	$3,050	$3,770	$1,937,152
	2007	$46,909	$3,923	$35,000	$1,237	n/a	$1,614,074	$4,493	$3,000	$1,708,636
S.J. Squeri	2009	$25,500	$0	$35,000	$695	n/a	n/a	$1,258	$9,006	$71,459
	2008	$18,000	$0	$35,000	$513	n/a	n/a	$0	$8,325	$61,838
A.F. Kelly, Jr.	2009	$48,000	$0	$35,000	$3,028	n/a	n/a	$0	$8,055	$94,083
	2008	$48,000	$0	$35,000	$4,510	n/a	n/a	$0	$6,170	$93,680
	2007	$46,909	$67,669	$35,000	$43,845	n/a	n/a	$0	$4,235	$197,658
D.T. Henry	2009	$48,000	$0	$35,000	$0	n/a	n/a	$1,148	$12,595	$96,743
	2008	$48,000	$0	$35,000	$0	n/a	n/a	$0	$12,480	$95,480
	2007	$42,294	$0	$27,500	$0	n/a	n/a	$36,864	$6,443	$113,101

(1)	Amount includes local travel allowance and cost of certain executive travel services. For Mr. Chenault, the Company’s security policy adopted by the Audit and Risk Committee of the Board requires him to use, to the maximum extent practicable, Company-owned automobiles for personal use as well as business travel. We have included costs relating to required personal use of Company-owned automobiles in this column.

(2)	The Company’s security policy adopted by the Audit and Risk Committee of the Board requires our CEO to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel.

The calculation of incremental cost for personal use of Company aircraft is based on the variable cost to the Company of operating the aircraft and includes, among other things, fuel costs, trip-related maintenance, the cost of trip-related crew hotels and meals and landing and ground handling fees. The calculation does not include fixed costs that would have been incurred regardless of whether there was any personal use of the aircraft (e.g., aircraft purchase costs and depreciation, flight crew salaries and benefits, insurance costs, etc.). SEC rules require that for purposes of this table, we also include in this amount those costs incurred in connection with serving on outside boards (other than those in which the executive serves as a designee of the Company).

Effective January 1, 2010, the Company will require reimbursement by Mr. Chenault for incremental cost in excess of approximately $200,000 per year for travel on Company aircraft that is deemed by the SEC to be personal use, including use to travel to outside board meetings.

(3)	The amount shown includes expatriate benefits and allowances for certain housing and utilities, goods and services differential, school tuition and other education related costs, home lease allowance, automobile and certain other costs in connection with Mr. Gilligan’s international assignment in London (which ended in July 2009) and his repatriation to the United States. Mr. Gilligan received the majority of these benefits and allowances under the Company’s international assignment policy, which applies to all employees on international assignment and is designed to minimize any financial detriment or gain to the employee from the assignment. Benefits and allowances included in the amount shown that were paid or received in British Pound Sterling were converted to U.S. Dollars based on the conversion rate as of the date paid, received or allocated.

(4)	This column reports the above-market portion of earnings in connection with deferred compensation payouts.

(5)	This column reports the total amount of other perquisites and personal benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites and other personal benefits reported for the NEO. These other benefits consist of amounts for premiums for Director’s Charitable Award Program life insurance (for Mr. Chenault only, in 2008 and 2007), office parking, incidental business gifts (in 2008 and 2007), cost of certain meals from the Company’s dining facilities and reimbursement for the out-of-pocket portion of fees for certain routine medical examinations.

In addition to the perquisites and other benefits described in the table and footnotes above, our NEOs also receive occasional secretarial support with respect to personal matters and may, on occasion, use the Company’s tickets for sporting and entertainment events for personal rather than business purposes. We incur no incremental cost for the provision of such additional benefits.

Grants of Plan-Based Awards

The following table provides information on the SO, RSA, RSU and PG09-10 awards granted to each of our NEOs in 2009 under the 2007 Plan. There can be no assurance that the grant date fair value of awards will ever be realized by the NEOs.

Grants of Plan-Based Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (# shares)			All Other Option Awards
Name	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
K.I. Chenault	PG09-10	1/26/2009	$0	$8,250,000	$10,312,500	n/a	n/a	n/a			n/a
	SO	1/29/2009							1,196,888	$16.71	$3,985,637

E.P. Gilligan	PG09-10	1/26/2009	$0	$2,250,000	$2,812,500	n/a	n/a	n/a			n/a
	PG09-10	10/5/2009	$0	$ 250,000	$ 312,500	n/a	n/a	n/a			n/a
	RSA	10/30/2009					57,405				$1,999,990
	SO	1/29/2009							335,128	$16.71	$1,115,976
	SO	10/30/2009							114,810	$34.84	$1,532,714

S.J. Squeri	PG09-10	1/26/2009	$0	$1,500,000	$1,875,000	n/a	n/a	n/a			n/a
	PG09-10	10/5/2009	$0	$ 600,000	$ 750,000	n/a	n/a	n/a			n/a
	RSA	10/30/2009					28,702				$ 999,978
	SO	1/29/2009							209,455	$16.71	$ 697,485
	SO	10/30/2009							229,621	$34.84	$3,065,440

A.F. Kelly, Jr.	PG09-10	1/26/2009	$0	$2,250,000	$ 2,812,500	n/a	n/a	n/a			n/a
	SO	1/29/2009							311,190	$16.71	$1,036,263

D.T. Henry	PG09-10	1/26/2009	$0	$1,650,000	$2,062,500	n/a	n/a	n/a			n/a
	PG09-10	10/5/2009	$0	$ 150,000	$ 187,500	n/a	n/a	n/a			n/a
	SO	1/29/2009							239,377	$16.71	$797,125

(1)	PG Awards. PG09-10 awards link compensation to our financial and operational performance during two one-year performance periods: 2009 and 2010. For 2009, the value of the PG award was based 60% on financial metrics and 40% on corporate and strategic goals and milestones, which are described on pages [ ]. The potential award payout is determined based on a table of possible performance and earned payout levels for each performance period, including a cap on the overall earned payout level for each performance period. The actual payout could be higher or lower than the notional target value based on actual financial and operational performance.

The performance targets for the 2009 performance period were set in the first quarter of 2009, and the first half of the award paid out in February 2010, as described on page [    ]. The performance targets for the 2010 performance period will be set in March 2010, and the second half of the award is scheduled to pay out in February 2011. To receive a payout under the second half of the PG09-10 award, the executive officer generally must be employed by the Company through the vesting and payment date. In addition, the payment made to an executive officer for the first half of the award is subject to clawback upon termination for cause or voluntary departure before the second half of the award is paid out.

Restricted Stock Awards and Restricted Stock Units. In 2009, Messrs. Gilligan and Squeri were granted RSAs. No other NEOs were granted RSAs or RSUs in 2009.

For Messrs. Gilligan and Squeri, the RSAs granted in connection with their promotions in October 2009 vest three years from the grant date, subject to continuous employment with the Company and our achieving positive cumulative net income from continuing operations for the period October 1, 2009 through September 30, 2012. We pay cash dividends on the RSAs, in the same amount that we pay cash dividends on our common shares.

Stock Options. We granted SOs as part of our annual long-term incentive award program and for other special circumstances. The SOs have a ten-year term. Except as specified otherwise below, award holders may exercise up to 25% of their SOs after one year, 50% after two years, 75% after three years and 100% after four years, subject to continuous employment with the Company. Prior to the exercise of an SO, the holder has no rights as a shareholder with respect to the shares subject to an SO. All outstanding SOs may also become exercisable upon death, disability termination, retirement or a change in control of the Company as we describe on pages [    ].

For Messrs. Gilligan and Squeri, SOs granted in connection with their promotions in October 2009 vest four years from the grant date, subject to continuous employment with the Company.

(2)	The amounts shown under these columns represent potential payouts to the NEOs under the PG09-10 payout guidelines applicable to executive officers. The amounts reflect the aggregate potential payouts for the two one-year performance periods that comprise PG09-10. The threshold payout is zero, since it represents the level of performance for which no award would be earned for each of the metrics by which performance is measured. The “target” payout represents the maximum amount that may be paid assuming a level of performance that would yield payouts of 100% of the target value for each of the metrics by which performance is measured. The “maximum” payout represents the maximum amount that may be paid assuming the achievement of the maximum level of performance across all performance components under the award provisions, subject to an overall cap for the payout amount. See page [ ] for the amount actually paid with respect to 2009 performance for year one of PG09-10.

(3)	The exercise price of the SOs shown in this column reflects the closing price of a share of our common stock as reported on the NYSE on the date of grant. The exercise price per share of our common stock on the January 29, 2009 grant date was $16.71 and on the October 30, 2009 grant date was $34.84.

(4)	Restricted Stock Awards and Restricted Stock Units. We value RSAs and RSUs in this column based on the closing price of the Company’s common shares on the NYSE on the grant date ($34.84).

Stock Options. These amounts show hypothetical values at grant under a variation of the Black-Scholes option pricing model. This model is a mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether and to what extent an option holder realizes value will depend on what our share price will be relative to the exercise price. The assumptions and Black-Scholes values listed below are consistent with the assumptions that we used to report stock option valuations and expense in our 2009 Annual Report to Shareholders.

Assumptions for Valuing January and October 2009 grants: The following assumptions are used for SOs granted in January and October 2009:

	January 2009	October 2009
Dividend yield	4.3%	2.1%
Expected volatility	33%	51%
Risk-free interest rate	2.1%	2.3%
Expected life of stock option (years)	4.8	4.8
Exercise price	$16.71	$34.84

The expected volatility is based on weighted historical and implied volatilities of the Company’s common stock price. The expected life of the options is based on historical data.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table shows the number of shares covered by exercisable and unexercisable SOs and unvested RSAs and RSUs granted under the 1998 Plan or the 2007 Plan held by our NEOs on December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End 2009
		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(a)
K.I. Chenault	1/29/2009	0		1,196,888	(1)			$16.710	1/29/2019
	1/31/2008	156,250	(1)	468,750				$49.130	1/30/2018
	1/31/2008	0		0		1,375,000	(6)	$49.130	1/30/2018				122,124	(b)	$4,948,464
	11/30/2007	0		0		1,375,000	(6)	$58.980	11/30/2017
	1/25/2007	312,500	(1)	312,500				$57.770	1/25/2017				51,930	(c)	$2,104,204
	1/25/2007												51,930	(c)	$2,104,204
	1/23/2006	318,750	(1)	106,250				$51.865	1/22/2016
	1/24/2005	445,537	(2)	0				$45.768	1/23/2015
	1/26/2004	555,208	(2)	0				$43.977	1/25/2014
	1/27/2003	555,208	(2)	0				$29.239	1/26/2013
	1/28/2002	616,897	(3)	0				$31.941	1/27/2012
	2/26/2001	571,201	(4)	0				$38.922	2/25/2011
	2/26/2001	228,481	(5)	0				$38.922	2/25/2011
E.P. Gilligan	10/30/2009	0		114,810	(7)			$34.840	10/30/2019				57,405	(d)	$2,326,051
	1/29/2009	0		335,128	(1)			$16.710	1/29/2019
	1/31/2008	47,500	(1)	142,500				$49.130	1/30/2018				21,758	(e)	$881,634
	7/31/2007	0		450,000	(8)			$58.540	7/31/2017				85,000	(f)	$3,444,200
	1/25/2007	75,000	(1)	75,000				$57.770	1/25/2017				31,158	(g)	$1,262,522
	1/23/2006	112,500	(1)	37,500				$51.865	1/22/2016
	1/24/2005	165,648	(2)	0				$45.768	1/23/2015
	1/26/2004	195,351	(2)	0				$43.977	1/25/2014
	7/28/2003	10,282	(2)	0				$39.876	7/27/2013
	1/27/2003	185,069	(2)	0				$29.239	1/26/2013
	1/28/2002	205,632	(3)	0				$31.941	1/27/2012
	2/26/2001	205,632	(4)	0				$38.922	2/25/2011
	7/24/2000	34,272	(4)	0				$50.743	7/23/2010
S.J. Squeri	10/30/2009	0		229,621	(7)			$34.840	10/30/2019				28,702	(d)	$1,163,005
	1/29/2009	0		209,455	(1)			$16.710	1/29/2019
	1/31/2008	32,500	(1)	97,500				$49.130	1/30/2018				10,177	(e)	$412,372
	1/25/2007	65,000	(1)	65,000				$57.770	1/25/2017
	1/25/2007	0		400,000	(8)			$57.770	1/25/2017
	1/23/2006	97,500	(1)	32,500				$51.865	1/22/2016
	5/16/2005	36,557	(2)	0				$45.575	5/16/2015
	1/24/2005	26,275	(2)	0				$45.768	1/23/2015
	1/24/2005	68,544	(2)	0				$45.768	1/23/2015
	1/26/2004	75,399	(2)	0				$43.977	1/25/2014
	1/27/2003	71,971	(2)	0				$29.239	1/26/2013
	1/28/2002	79,968	(3)	0				$31.941	1/27/2012
	2/26/2001	74,256	(4)	0				$38.922	2/25/2011
	7/24/2000	13,709	(4)	0				$50.743	7/23/2010
	2/28/2000	27,418	(4)	0				$38.224	2/27/2010
A.F. Kelly, Jr.	1/29/2009	0		311,190	(1)			$16.710	1/29/2019
	1/31/2008	50,000	(1)	150,000				$49.130	1/30/2018				22,898	(e)	$927,827
	7/31/2007	0		475,000	(8)			$58.540	7/31/2017				90,000	(f)	$3,646,800
	1/25/2007	75,000	(1)	75,000				$57.770	1/25/2017				34,620	(g)	$1,402,802
	1/23/2006	112,500	(1)	37,500				$51.865	1/22/2016
	1/24/2005	165,648	(2)	0				$45.768	1/23/2015
	1/26/2004	205,632	(2)	0				$43.977	1/25/2014
	1/27/2003	205,632	(2)	0				$29.239	1/26/2013
	1/28/2002	228,481	(3)	0				$31.941	1/27/2012
	2/26/2001	103,481	(4)	0				$38.922	2/25/2011
	7/24/2000	22,848	(4)	0				$50.743	7/23/2010
D.T. Henry	1/29/2009	0		239,377	(1)			$16.710	1/29/2019
	1/31/2008	37,500	(1)	112,500				$49.130	1/30/2018				14,634	(b)	$592,970
	10/31/2007	47,500	(1)	47,500				$60.950	10/31/2017
	1/25/2007	13,750	(1)	13,750				$57.770	1/25/2017	3,438	(h)	$139,308
	1/23/2006	22,500	(1)	7,500				$51.865	1/22/2016	1,563	(h)	$63,333
	1/24/2005	28,560	(2)	0				$45.768	1/23/2015
	1/26/2004	68,544	(2)	0				$43.977	1/25/2014
	3/25/2003	2,582	(2)	0				$31.057	3/24/2013

Notes Relating to Option Awards

(1)	These SOs vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(2)	These SOs vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(3)	These SOs vested 33 1/ 3% (subject to rounding) on the first, second and third anniversaries of the grant date.

(4)	These SOs vested 33 1/3% (subject to rounding) on the second, third and fourth anniversaries of the grant date

(5)	These SOs vested 33 1/3% (subject to rounding) on the fourth, fifth and sixth anniversaries of the grant date.

(6)	These SOs comprising the Special Grant will vest only if the Company meets performance levels with respect to (i) growth in diluted EPS from continuing operations, (ii) revenue growth, (iii) average annual ROE, and (iv) annual TSR as compared to the S&P 500 Index, in each case during the six-year period from January 1, 2008 through December 31, 2013. Further details are described on page 24 of the March 13, 2009 proxy statement.

(7)	These SOs vest 100% on the fourth anniversary of the grant date.

(8)	These SOs vest 25% (subject to rounding) on the third and fourth anniversaries of the grant date, and 50% on the fifth anniversary of the grant date.

Notes Relating to Stock Awards

(a)	The market value of the stock awards is based on the closing price per share of our stock as of December 31, 2009, which was $40.52.

(b)	These RSUs vest on the third anniversary of the grant date, subject to continuous employment with the Company and our achieving average annual ROE of 15% or more over the vesting period.

(c)	These RSUs vest on the third anniversary of the grant date, subject to continuous employment with the Company and our achieving average annual ROE of 10% or more over the vesting period.

(d)	These RSAs vest on the third anniversary of the grant date, subject to continuous employment with the Company and our achieving positive cumulative net income from continuing operations for the period October 1, 2009 through September 30, 2012.

(e)	These RSAs vest on the third anniversary of the grant date, subject to continuous employment with the Company and our achieving average annual ROE of 15% or more over the vesting period.

(f)	For Mr. Gilligan, these RSAs vest 20% on each of the third, fourth and fifth anniversaries of the grant date and 40% on the sixth anniversary of the grant date, subject to continuous employment with the Company and our achieving average annual ROE of 15% or more over the vesting periods. For Mr. Kelly, in accordance with his separation agreement, the first three installments of the award will vest on the same dates and subject to our achieving the same ROE hurdles described for Mr. Gilligan; the fourth installment of the award will not vest.

(g)	These RSAs vest on the third anniversary of the grant date, subject to continuous employment with the Company and our achieving average annual ROE of 10% or more over the vesting period.

(h)	These RSUs vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment with the Company.

Option Exercises and Stock Vested in 2009

The following table contains information about exercises of SOs by the NEOs and shares acquired by the NEOs upon the vesting of RSA/RSUs, in each case during 2009.

Option Exercises and Stock Vested in 2009
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
K.I. Chenault	462,673	$1,437,062	202,204	$3,041,377
E.P. Gilligan	0	$0	31,861	$484,287
S.J. Squeri	0	$0	2,731	$42,371
A.F. Kelly, Jr.	0	$0	33,816	$514,003
D.T. Henry	0	$0	5,066	$78,599

(1)	Amounts reflect the difference between the exercise price of the SO and the market price of our common stock at the time of exercise.

(2)	Amounts reflect the market value of our common stock on the day on which the RSA/RSUs vested.

Retirement Plan Benefits

The table below shows the present value of accumulated benefits payable to each of the NEOs under each of the American Express Retirement Plan and the American Express Supplemental Retirement Plan.

Pension Benefits 2009
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
K.I. Chenault	Retirement Plan	28	$489,366	$0
	SRP - Retirement Plan Related Account		$6,068,304	$0

	Total		$6,557,670	$0
E.P. Gilligan	Retirement Plan	29	$291,405	$0
	SRP - Retirement Plan Related Account		$1,268,758	$0

	Total		$1,560,163	$0
S.J. Squeri	Retirement Plan	24	$211,950	$0
	SRP - Retirement Plan Related Account		$396,363	$0

	Total		$608,313	$0
A.F. Kelly, Jr.	Retirement Plan	22	$207,469	$0
	SRP - Retirement Plan Related Account		$1,220,948	$0

	Total		$1,428,418	$0
D.T. Henry	Retirement Plan	19	$246,607	$0
	SRP - Retirement Plan Related Account		$447,851	$0

	Total		$694,458	$0

(1)	Present Value of Accumulated Benefits (PVAB) was determined using the same measurement date (December 31, 2009) and assumptions as used for financial reporting purposes:

•	Discount rate equal to 5.30%

•	RP 2000 White Collar Mortality Table projected as required by the Pension Protection Act

•	Retirement age is assumed to be the normal retirement age as defined in the plan (age 65)

•	Form of payment is the value of the cash balance account payable as a lump sum distribution upon retirement

•	PVAB includes the value of the Metlife benefit described below, if applicable

Retirement Plan. The NEOs participate in the Retirement Plan, which is a defined benefit cash balance retirement plan. As a result of amendments made to the Retirement Plan in 2007, we discontinued benefit accruals (other than crediting interest to outstanding account balances). The Retirement Plan continues to credit participants with interest on their cash balances. The Retirement Plan sets the interest rate each year based on the average of the interest rates for certain five-year U.S. Treasury Notes. The minimum interest rate each year is 5%. The maximum interest rate is the lower of 10% or the applicable interest rate shown in the Retirement Plan. For 2009 and 2010, the interest rate is 5%. In addition, benefits from prior replacement plans, which were terminated in 1985, are payable through an insurance contract with Metropolitan Life Insurance Company.

SRP-Retirement Plan Related Account. Each SRP participant who participated in the Retirement Plan has a Retirement Plan Related Account for benefits that could not be provided under the Retirement Plan as a result of tax-qualified plan limitations. Compensation for SRP - Retirement Plan Related Account purposes included the same items of compensation as the Retirement Plan, and also included the value of amounts deferred by a participant under a Company nonqualified deferred compensation program and the value of restricted stock awards granted to the participants in lieu of cash supplemental AIAs. SRP - Retirement Plan Related Account benefits accrued and vested in a manner similar to benefits under the Retirement Plan. Participants may elect to receive payment of their SRP - Retirement Plan Related Account benefits in either a lump sum or annual installments over a period of five, ten or 15 consecutive years. Lump-sum payments are made on the January 1 or July 1 that is at least six months following the participant’s separation from service and installment payments commence on the July 1 of the calendar year following the year in which the participant separates from service.

As a result of amendments made to the SRP in 2007, no contributions generally are made to a participant’s SRP-Retirement Plan Related Account for any pay period ending on or after July 1, 2007. Participants continue to receive interest credits on their outstanding SRP - Retirement Plan Related Account balances at the same rate as on their Retirement Plan accounts. Generally, all participants who were employed as of July 1, 2007 became vested in the accrued benefits under their SRP - Retirement Plan Related Account as of that date.

Nonqualified Deferred Compensation

The following table shows the executive or Company contributions, earnings, withdrawals and account balances for the NEOs in our SRP - RSP Related Accounts and our deferred compensation programs. These programs are unfunded, unsecured deferred compensation programs.

Nonqualified Deferred Compensation 2009
Name	Plan Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
K.I. Chenault	SRP - RSP Related Account	$0	$95,378	$397,766	$0	$1,415,553
	Deferred Compensation	$0	$0	$1,327,573	$0	$22,805,699

	Total	$0	$95,378	$1,725,339	$0	$24,221,252
E.P. Gilligan	SRP - RSP Related Account	$0	$137,816	$121,270	$0	$713,450
	Deferred Compensation	$500,000	$0	$131,651	$72,506	$2,316,947

	Total	$500,000	$137,816	$252,921	$72,506	$3,030,397
S.J. Squeri	SRP - RSP Related Account	$0	$80,695	$112,118	$0	$424,845
	Deferred Compensation	$600,000	$0	$300,493	$142,544	$5,153,263

	Total	$600,000	$80,695	$412,611	$142,544	$5,578,108
A.F. Kelly, Jr.	SRP - RSP Related Account	$0	$115,074	$141,540	$0	$639,092
	Deferred Compensation	$500,000	$0	$255,524	$0	$4,477,429

	Total	$500,000	$115,074	$397,064	$0	$5,116,521
D.T. Henry	SRP - RSP Related Account	$0	$117,805	$125,965	$0	$552,142
	Deferred Compensation	$250,000	$0	$126,165	$402,288	$2,104,938

	Total	$250,000	$117,805	$252,130	$402,288	$2,657,080

(1)	The amounts in this column are also included in the Summary Compensation Table on page [ ] under “All Other Compensation.”

(2)	Earnings on SRP - RSP Related Account balances are determined based on hypothetical investment of those account balances at the direction of the participant in the funds available under the RSP. The following earnings on Deferred Compensation are included as compensation under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page [ ]: for Mr. Chenault, $178,493; for Mr. Gilligan, $16,955; for Mr. Squeri, $39,035; for Mr. Kelly, $32,877; and for Mr. Henry, $16,591. See page [ ] for a description of deferred compensation crediting rates.
(3)	Of the total amounts shown in this column, the following amounts have been reported as “Salary,” “Bonus” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this proxy statement and prior years’ proxy statements: for Mr. Chenault $9,004,790; for Mr. Gilligan $1,475,000; for Mr. Squeri $1,050,000; for Mr. Kelly $3,050,000; and for Mr. Henry $921,000. The amounts in the preceding sentence do not include: 1) amounts deferred by each executive before becoming an NEO; and 2) amounts reported in this proxy statement and prior years’ proxy statements as above-market earnings on deferred compensation.

SRP - RSP Related Account. Each SRP participant has a SRP - RSP Related Account for benefits that cannot be provided under the Retirement Savings Plan as a result of tax-qualified plan limitations. In addition, participants are entitled to a Company contribution under the SRP - RSP Related Account regardless of whether the participant voluntarily defers compensation under the Retirement Savings Plan. Compensation for SRP - RSP Related Account purposes includes the same items of compensation as the Retirement Savings Plan, and also includes the value of base pay and annual incentive amounts deferred by a participant under the Company’s nonqualified deferred compensation programs. Participants may elect to receive payment of their SRP - RSP Related Account benefits in either a lump sum or annual installments over a period of five, ten or 15 consecutive years.

Deferred Compensation. As part of planning for retirement or other long-term financial needs, we provide the NEOs and certain other senior-level employees with an annual opportunity to defer receipt of a portion of their base salary or annual incentive award up to one times their base salary in any particular year. Our deferred compensation program was substantially revised beginning with 2008 deferrals as part of a review of U.S. retirement income and current and emerging retirement income market practices. Our review indicated that providing a compensation deferral program to senior level employees continues to be competitive U.S. practice, and that linking future deferrals to retirement and the Company’s ROE performance would help achieve our performance incentive, competitive total retirement income level and talent retention objectives. As a result, effective beginning with deferral elections for 2008, we implemented a retirement-focused compensation deferral opportunity by means of new deferred compensation accounts under the SRP.

Under the SRP - Deferral Program, participants may elect for payment to commence upon retirement or a specified date at least five years after deferral, but not later than retirement, and to receive payment in either a lump sum or annual installments over a period of five, ten or 15 consecutive years. If a participant elects to be paid upon a specified date, and the participant has not had a separation from service prior to such date, then payment is made in the form elected by the participant (lump sum or installments), commencing on the March 15 or September 15 immediately following the participant’s specified date. If a participant elects to be paid upon retirement or separates from service prior to his elected specified date, then if the participant is retirement eligible at the time of his or her separation from service, payment is made in the form elected by the participant (lump sum or installments), commencing on the March 15 or September 15 that is at least six months following the participant’s separation from service. If a participant is not retirement eligible, then payment is made in the form of a lump sum, regardless of the form elected by the participant, commencing on the March 15 or September 15 that is at least six months following the participant’s separation from service.

For 2007 and prior years, deferred compensation opportunities were provided to NEOs and other senior level employees under separate deferred compensation programs that were approved annually by the Compensation Committee. Under these prior programs, participants were able to defer receipt until retirement or a specified date at least five years after deferral, but not later than ten years after retirement.

Deferred Compensation Earnings. Earnings on deferral program balances are linked to the Company’s annual ROE performance, which serves to align the program with the interests of our shareholders. Effective January 1, 2007, deferred balances are credited with annual interest equivalents according to the following schedule (which was revised for the 1994-2006 programs) based on our reported ROE for the relevant year as compared with our publicly announced ROE target range:

Company ROE for Relevant Year	1994-2004 Deferral Program Crediting Rate	2005 and Beyond Deferral Program Crediting Rate
Below Company target ROE	Moody’s A Rate	Moody’s A Rate
At Company target ROE	13%	9%
Above Company target ROE	16%	11%

The “Moody’s A Rate” is the average corporate bond yield rate for the relevant calendar year for borrowers rated “A” by Moody’s Investor Services. The Moody’s A Rate was 6.14% as of December 31, 2009.

For 2009, the Company’s ROE performance was 14.6%, which was below target, and interest equivalents were accordingly credited at the Moody’s A Rate for balances under all deferral programs between 1994 and 2009.

Interest credits for balances under the 1994 to 2007 programs in excess of the lowest applicable rate are subject to continued service by the executive for five years or earlier retirement eligibility (defined as age 55 with ten or more actual or deemed years of service). Effective with deferral elections for 2008 and later years, interest credits in excess of the lowest applicable schedule rate is linked to continued service until retirement. This revised structure is designed to continue to promote shareholder value by linking account earnings with ROE performance and to encourage employees to voluntarily save for retirement.

The Company reserves the right to revise ROE-linked interest crediting schedules under outstanding deferral programs at any time, prospectively or retrospectively.

Potential Payments Upon Termination or Change in Control (CIC)

The tables below show certain potential payments that would have been made to an NEO if the NEO’s employment had terminated on December 31, 2009 under various scenarios, including a change in control as described on pages [    ]. In accordance with SEC rules, the potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2009. The tables do not include the pension benefits or nonqualified deferred compensation that would be paid to an NEO, which are set forth in the “Pension Benefits 2009” and “Nonqualified Deferred Compensation 2009” tables above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised SOs as of December 31, 2009. The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of an executive’s separation from the Company.

Potential Payments Upon Termination of Employment/CIC as of 12/31/09
K. I. Chenault
	(a)	(a)	(b)	(c)	(d)
	Death	Disability	Retirement	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event (1)
Severance	$0	$0	$0	$2,500,000	$2,500,000
Pro Rata Bonus	$0	$0	$0	$0	$5,999,976
Value of Accelerated LTIA (2)	$38,545,381	$38,545,381	$6,785,470	$43,652,005	$45,568,655
Deferred Compensation	$0	$0	$0	$6,600,560	$2,347,540
Retirement Savings Plan	$0	$230,266	$0	$236,909	$0
Retirement Plan	$0	$0	$0	$46,158	$0
Other Benefits	$1,204,000	$0	$296,000	$271,035	$126,034
Excise Tax Reimbursement and Tax Gross-Up	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$39,749,381	$38,775,647	$7,081,470	$53,306,666	$56,542,204

Potential Payments Upon Termination of Employment/CIC as of 12/31/09
E. P. Gilligan
	(a)	(a)	(b)	(c)	(d)
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance	$0	$0	$0	$9,200,000	$9,200,000
Pro Rata Bonus	$3,500,000	$3,500,000	$0	$0	$3,887,485
Value of Accelerated LTIA (2)	$18,546,583	$18,546,583	$0	$10,899,035	$20,108,425
Deferred Compensation	$60,172	$341,662	$0	$300,043	$158,844
Retirement Savings Plan	$0	$482,902	$0	$122,746	$0
Retirement Plan	$0	$0	$0	$30,192	$0
Other Benefits	$1,500,000	$0	$0	$151,477	$234,512
Excise Tax Reimbursement and Tax Gross-Up	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$23,606,755	$22,871,147	$0	$20,703,493	$33,589,267

Potential Payments Upon Termination of Employment/CIC as of 12/31/09
S. J. Squeri
	(a)	(a)	(b)	(c)	(d)
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance	$0	$0	$0	$4,800,000	$4,800,000
Pro Rata Bonus	$1,650,000	$1,650,000	$0	$0	$1,862,498
Value of Accelerated LTIA (2)	$9,449,687	$9,449,687	$0	$5,640,946	$10,447,581
Deferred Compensation	$240,426	$1,768,623	$0	$879,254	$520,089
Retirement Savings Plan	$0	$405,293	$0	$134,204	$0
Retirement Plan	$0	$0	$0	$22,737	$0
Other Benefits	$1,500,000	$0	$0	$160,305	$240,843
Excise Tax Reimbursement and Tax Gross-Up	n/a	n/a	n/a	n/a	$4,649,787
Total Value of Incremental Benefits	$12,840,113	$13,273,603	$0	$11,637,445	$22,520,798

Potential Payments Upon Termination of Employment/CIC as of 12/31/09
A. F. Kelly, Jr.
	(a)	(a)	(b)	(c)	(d)
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance	$0	$0	$0	$9,700,000	$7,700,000
Pro Rata Bonus	$3,000,000	$3,000,000	$0	$0	$3,874,989
Value of Accelerated LTIA (2)	$15,243,771	$15,243,771	$0	$17,167,660	$16,830,613
Deferred Compensation	$346,253	$934,621	$0	$610,341	$451,195
Retirement Savings Plan	$0	$379,009	$0	$101,360	$0
Retirement Plan	$0	$0	$0	$22,182	$0
Other Benefits	$1,500,000	$0	$0	$190,510	$245,405
Excise Tax Reimbursement and Tax Gross-Up	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$20,090,024	$19,557,401	$0	$27,792,053	$29,102,203

Potential Payments Upon Termination of Employment/CIC as of 12/31/09
D. T. Henry
	(a)	(a)	(b)	(c)	(d)
	Death	Disability	Retirement	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event (1)
Severance	$0	$0	$0	$5,600,000	$5,600,000
Pro Rata Bonus	$0	$0	$2,100,000	$0	$387,484
Value of Accelerated LTIA (2)	$6,571,380	$6,571,380	$1,440,288	$7,502,389	$7,651,556
Deferred Compensation	$0	$0	$0	$0	$0
Retirement Savings Plan	$0	$165,401	$0	$186,772	$0
Retirement Plan	$0	$0	$0	$25,698	$0
Other Benefits	$1,141,850	$0	$358,150	$270,981	$119,579
Excise Tax Reimbursement and Tax Gross-Up	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$7,713,230	$6,736,781	$3,898,438	$13,585,840	$13,758,619

(1)	For Messrs. Chenault and Henry, who were retirement eligible on December 31, 2009, the scenarios shown that are noted with (a), (c) and (d) reflect the incremental benefit that these individuals would receive under these scenarios over and above what they would otherwise receive upon retirement.

(2)	Value of Accelerated LTIA. RSA/RSU and SO values are based on $40.52, the closing price per share of our stock on December 31, 2009. For SOs, the value reflects the “in the money” value of SOs that vest upon termination of employment or CIC. With respect to PGs, the value reflects the PG’s target value adjusted by the applicable payout percentage.

(a)	Death and Disability. An NEO or his designated beneficiary or estate would receive:

•	Pro Rata Bonus: A pro rata portion of the AIA for the year of termination, calculated based on the NEO’s AIA for the prior year.
•

Value of Accelerated LTIA: 100% vesting of outstanding SOs, RSAs and RSUs and a pro rata portion of outstanding PG awards. In addition, because of his age and years of service, Mr. Henry would receive 50% of the PG awards that would otherwise be forfeitable.

•

Deferred Compensation: 100% vesting in all earnings credited on deferred compensation if the NEO is not already retirement eligible and upon disability, additional interest crediting on the account until paid.

•	Retirement Savings Plan: Upon disability, future employer contributions through age 65.
•	Other Benefits: The coverage amount under our Key Executive Life Insurance Plan.

(b)	Retirement / Voluntary Resignation. The effects of a voluntary resignation by an NEO depend on whether the NEO is retirement eligible at the time of resignation. Retirement eligible means that the NEO is at least age 55 with ten or more actual or deemed years of service to the Company. If an NEO is retirement eligible, the NEO would receive:

•	Pro Rata Bonus: A pro rata portion of the AIA for the year of termination, calculated based on the NEO’s AIA for the prior year.
•

Value of Accelerated LTIA: 50% of SOs that are outstanding for more than one year continue to vest. RSAs and RSUs that have been outstanding for more than two years vest in part or in full based upon the length of the original vesting schedule. A pro rata portion of PG awards that have been outstanding for more than one year are paid. Mr. Henry would continue to vest in 100% of SO awards outstanding for at least one year, 50% of RSAs and RSUs outstanding for two years or less and 50% of otherwise forfeited PG awards, due to his age and service.

•	Other Benefits: The cash surrender value of the life insurance under our Key Executive Life Insurance Plan.

Non-retirement eligible NEOs would forfeit the bonus for year of termination, outstanding SOs (vested and unvested), RSAs and RSUs and PG awards.

(c)	Termination without Cause not in Connection with a Change in Control. In the event of termination without cause not in connection with a CIC, an NEO would receive:

•

Severance: Two years’ annual compensation, which includes two times base salary and two times the amount of the last AIA paid. Salary reductions taken by the NEOs in 2009 would not be taken into account in the severance calculation.

•

Value of Accelerated LTIA: For non-retirement eligible NEOs, SOs, RSAs and RSUs continue to vest and remain exercisable during the severance period, and are canceled on the earlier of their expiration date (for SOs only), the end of the severance period or the commencement of full-time outside employment. PG awards that remain outstanding at the end of the NEO’s severance period are canceled. For Messrs. Chenault and Henry, because they are retirement eligible, and based on their age and years of service, the SOs unvested at the end of the severance period would vest in full. There would be no RSA/RSUs or PG awards outstanding for either executive at the end of the severance period.

•

Deferred Compensation: Reflects two years of interest crediting on the grandfathered amounts (amounts that were earned and vested prior to December 31, 2004) and accelerated vesting of interest credits for deferred compensation balances that vest during the two-year severance period.

•	Retirement Savings Plan: Reflects two years of investment gains on account balances.
•	Retirement Plan: Reflects two years of interest on account balances.
•

Other Benefits: Two years of contributions to U.S. medical, dental and health savings accounts (generally on the same basis as prior to termination); perquisite allowance for the year of termination ($35,000 for all NEOs); and outplacement services ($100,000 for all NEOs).

Mr. Kelly will step down from his role effective April 10, 2010, as previously disclosed. He will receive certain payments and benefits in connection with his departure, the details of which were disclosed in a filing of a Form 8-K with the SEC on October 6, 2009. In accordance with SEC rules, the values reported in column (c) reflect the separation benefits that he is entitled to receive under his separation agreement, but assume a separation date of December 31, 2009 rather than the planned separation date of April 10, 2010.

(d)	Termination without Cause or Constructive Termination in Connection with a Change in Control. In the event of termination without cause or constructive termination in connection with a CIC, an NEO would receive:

•

Severance: Two years’ annual compensation, which includes two times base salary and two times the amount of the last AIA paid. Salary reductions taken by the NEOs in 2009 would not be taken into account in the severance calculation.

•	Pro Rata Bonus: A pro rata portion of the AIA for the year of termination calculated based on the average of the NEO’s two prior years’ AIA awards.
•

Value of Accelerated LTIA: 100% vesting of SOs, RSAs and RSUs upon the CIC and a pro rata portion of outstanding PG awards based on the average of the payout percentages for the last two PG programs paid out before the CIC.

•

Deferred Compensation: Reflects two years of interest crediting on the grandfathered amounts (amounts that were earned and vested prior to December 31, 2004) and accelerated vesting of interest credits for deferred compensation balances that otherwise would vest during a two-year severance period.

•

Other Benefits: Two years of contribution to U.S. medical, dental and health savings accounts (generally on the same basis as prior to termination; outplacement services ($100,000 for all NEOs); and the cash surrender value of the life insurance under our Key Executive Life Insurance Plan.

•

Excise Tax Reimbursement and Tax Gross-Up: In the event that certain payments and benefits received by the NEO are treated as “excess parachute payments” for federal income tax purposes, and as a result the NEO is subject to excise tax on such benefits, then the NEO is entitled to receive a tax reimbursement and tax gross-up that puts the NEO in the same economic position had such excise tax not applied. Calculations to estimate the excise tax due under Sections 280G and 4999 of the Internal Revenue Code are complex and reflect a number of assumptions. We assume that a change in control occurred on December 31, 2009 at a stock price of $40.52 and that each executive’s employment is terminated. We also assume certain performance outcomes for AIA and PG, along with assumptions about interest rates and tax rates.

Effective January 2011, we will no longer provide excise tax reimbursements and tax gross-up payments in the case of a CIC, except with respect to previously existing incentive compensation plan awards.

Share Plans

The following table provides summary information with respect to the Company’s equity compensation plans under which the Company’s common shares may be issued to employees or non-employees (such as Directors, consultants or advisors) as of December 31, 2009, each of which was approved by shareholders. Information relating to employee stock purchase plans and employee savings plans (such as 401(k) plans) is not included. Information is provided in the aggregate for the Company’s equity compensation plans which have been approved by the Company’s shareholders. There are no plans that have not been approved by shareholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	82,444,320	$39.67	36,556,784
Equity compensation plans not approved by shareholders	0	0	0
Total	82,444,320	$39.67	36,556,784

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

Item 3—Advisory (Non-Binding) Vote Approving Executive Compensation

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of our executives as described under “Executive Compensation – Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement (see pages [    ] to [    ]). This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on the Company’s executive compensation. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions.

As we discuss above in our Compensation Discussion and Analysis, we recognize that there is considerable public discussion regarding appropriate approaches to compensation. We believe that our executive compensation programs are balanced, are focused on pay for performance principles, are strongly aligned with the long-term interests of our shareholders and promote the core values and mission of our Company.

The Company’s principal compensation policies, which enable the Company to attract and retain strong and experienced senior executives whose interests are aligned with the long-term interests of our shareholders, include:

1. We structure our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics. We do this to promote and reward actions that strengthen the Company’s long-term health while promoting strong annual results.

2. We make annual compensation decisions based on an assessment of each executive’s performance against goals that promote the Company’s success by focusing on our shareholders, customers and employees. We focus not only on results but on how results were achieved.

3. We structure our compensation practices to be consistent with and support sound risk management. We have reviewed the design and controls in our incentive compensation program to assess the effectiveness of the program and our compensation practices in controlling excessive risk.

4. This year, we made changes to compensation structure and mix to reduce the leverage in our executive compensation programs. A large majority of total executive compensation is delivered in the form of long-term incentives and salary, with a greater emphasis on long-term incentive awards at higher levels in the organization. A significant portion of the incentive compensation is delivered in the form of equity-based awards.

5. Business units and certain staff groups receive an annual compliance and control rating which impacts compensation.

6. We require substantial stock ownership by our senior executives.

7. We have a policy of recoupment of performance-based compensation from any executive officer whose fraud or misconduct caused the Company to restate its financial statements.

The Board of Directors believes that the compensation of our executive officers is appropriate and recommends a vote FOR the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material).

SHAREHOLDER PROPOSALS

Item 4—Shareholder Proposal Relating to Cumulative Voting for Directors

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 300 common shares, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the stockholders of American Express, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“Last year the owners of 242,913,004 shares, representing approximately 28.4% of shares voting, voted FOR this proposal.”

“In addition, many corporations have adopted cumulative voting.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

Cumulative voting is one of those issues that has the appearance of fairness, but in reality could serve the interests of special interest groups. It could make it possible for such a group to elect one or more Directors beholden to the group’s narrow interests. This could lead to factions and discord within the Board and undermine its ability to work effectively on behalf of the interests of all of the shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the “stacking” of votes behind potentially partisan directors. We believe the present system is thus more likely to promote the election of a more effective Board in which each Director represents the interests of all the shareholders.

Item 5—Shareholder Proposal Relating to the Calling of Special Shareholder Meetings

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY, 11021, owner of 2,000 common shares, has advised us that he plans to introduce the following resolution:

5 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Kenneth Steiner

A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay—$27 million for Kenneth Chenault, $15 million for Edward Gilligan and $11 million for Alfred Kelly. Mr. Chenault’s long-term performance award paid $6 million despite a negative Total Shareholder Return and that American Express’s TSR fell more than the peer group.

Our directors served on these boards rated D by The Corporate Library: Charlene Barshefsky, Intel (INTC); Robert Walter, Yum! Brands (YUM) and Steven Reinemund, Exxon Mobil (XOM). Our board was the only significant directorship for four of our directors, who were assigned to 6 seats on our most important board committees: Richard McGinn, Daniel Akerson, Peter Chernin and Richard Levin. This could indicate a significant lack of current transferable director experience.

Richard McGinn was designated a “Flagged (Problem) Director” by The Corporate Library due to his tenure at Lucent when Lucent improperly booked $679 million in revenues while he was a key executive. Also Mr. McGinn received about 10-times as many of our against-votes as some of our other directors. This was compounded by Mr. McGinn being assigned to our executive pay and nomination committees.

We had no shareholder right to cumulative voting, to act by written consent, to call a special meeting, an independent chairman or a lead director. Shareholder proposals to address some or all of these topics have received majority votes at other companies and would be excellent topics for our next annual meeting. Our management did a final revision of part of the 2009 annual meeting proxy in order to make it more difficult to read.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings—Yes on 5.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board of Directors believes that it would be costly, burdensome and disruptive to permit holders of as few as 10% of the Company’s outstanding shares to call special meetings of the Company’s shareholders. Furthermore, the proponent requests the right to call such special meetings for any reason, at any time and as often as such shareholders wish, a request that is both excessive and without apparent benefit to the other shareholders.

American Express Company has hundreds of thousands of shareholders. The preparation and distribution of proxy materials, together with the solicitation and tabulation of votes, impose significant administrative and financial burdens on the Company. When only 10% of the Company’s shareholders are permitted to call a special meeting, the Board is concerned that such a small percentage will not accurately reflect the wishes of the majority of shareholders with respect to the costs and burdens of conducting a special meeting.

The Board also believes that the Company’s existing governance policies greatly reduce the alleged “insulation” between the Company’s management and Directors. The governance policies include:

•	the annual election of the entire Board of Directors,

•	a majority voting requirement for the election of Directors,

•	no “poison pills” or super-majority vote provisions, and

•	regular dialogue with our shareholders.

There is also little basis to the proponent’s assertion that special meetings are needed to protect shareholder interests in the case of extraordinary events. If the Board wishes to merge or consolidate the Company, accept a takeover bid or sell substantially all of the Company’s assets, the Board is required to secure the approval of shareholders. The Board is also required to obtain shareholder approval of other non-routine events, such as the adoption of equity incentive plans and amendments to the Company’s certificate of incorporation.

Item 6—Shareholder	Proposal Relating to Share Retention Requirements for Senior Executives

The AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C., 20036-5687, owner of 8,226 common shares, has advised us that it plans to introduce the following resolution:

RESOLVED, that shareholders of American Express Company (“American Express”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the policy before American Express’s 2011 annual meeting of shareholders. The shareholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at American Express. In 2008, the majority of compensation for our CEO was equity-based, and stock and option awards made up a substantial portion of reported compensation for the other NEOs. In the last five years, Chairman and CEO Kenneth Chenault has realized more than $44 million in reported value through the exercise of 1,597,015 options and vesting of 317,741 shares. As of February 27, 2009, Mr. Chenault held 1,022,624 shares outright, but held another 5,655,824 shares in options and restricted stock. We believe that the alignment benefits touted by American Express are not being fully realized.

We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, “Skin in the Game,” CFO Magazine (March 1, 2008))

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on American Express’s long-term success and would better align their interests with those of American Express shareholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.” (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf)

American Express has a minimum stock ownership guideline requiring executives to own a number of shares of American Express stock as a multiple of salary. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. American Express also requires executives to retain 50%

of net after-tax shares received from equity programs for one year. We view a more rigorous retention requirement as superior to a stock ownership policy with a one year retention guideline, because a guideline loses effectiveness once it has been satisfied and a one year retention requirement is not sufficiently long-term.

We urge shareholders to vote for this proposal.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Company’s compensation practices already promote a focus on the Company’s long-term success and align the interests of our executives with those of our shareholders. We have adopted a stock ownership and stock retention policy as further described in the Compensation Discussion and Analysis above. Currently, the ownership target for our Chief Executive Officer is 500,000 shares and the target for the other NEOs ranges from 25,000 to 75,000 shares. Unvested share awards and shares subject to unexercised options are not included in calculating ownership for this purpose. Approximately 140 senior executives are also required to retain for at least one year 50% of their net after-tax shares acquired from any option exercise or vesting of a restricted share award, and NEOs are required to retain 75% of the net after-tax shares if they have not yet reached their applicable target ownership requirement. Mr. Chenault’s current beneficial ownership of 1,105,101 shares is well above the target, and all of the Company’s other NEOs are in compliance with this requirement. Further, our senior executives are prohibited from engaging in hedging or other derivative transactions involving our shares.

We believe that our current practices foster an ownership culture at the Company with a close alignment of shareholder and management interests focused on creating long-term enterprise value. The Company’s compensation practices and policies, including our policies on stock ownership and stock retention, our emphasis on long-term incentive compensation, our practice of making equity award grants with vesting periods over multiple years, and our policy prohibiting hedging, align the interests of senior executives with those of shareholders and encourage a focus on long-term performance of the Company.

We have designed our current requirements to strike the right balance between management ownership and management compensation, and we believe that adoption of this proposal would hinder our ability to attract, motivate and retain high-quality management talent, which is a critical component of our long-term success. The two-year post-termination retention requirement of the proposal would limit our executives’ financial resources at a time when they no longer have any control over our operations or results.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our Directors, Director nominees, executive officers, greater than five percent shareholders and their immediate family members (each, a Related Person) may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our Directors and executive officers may not have knowledge of them. To the Company’s knowledge, since January 1, 2009 no Related Person has had a material interest in any of our ongoing business transactions or relationships.

In February 2007, the Board of Directors adopted a written Related Person Transaction Policy (Policy) governing Company transactions, arrangements and relationships involving more than $120,000 in which a Related Person has a direct or indirect material interest (Related Person Transactions). Under the Policy as amended to date, Related Person Transactions must be approved by the Nominating Committee of the Board of Directors. The Nominating Committee may approve a Related Person Transaction only if it determines, based on a review of the relevant facts and circumstances, that it is consistent with the best interests of the Company. In the event the Company becomes aware of a Related Person Transaction that was not approved under the Policy, the Nominating Committee will consider the options available to the Company, including ratification, revision or termination of the Related Person Transaction. The Policy does not supersede any other Company policy or procedure that may apply to any Related Person Transaction, including its Governance Principles and Codes of Conduct for Directors and employees.

The Secretary’s Office is responsible for assisting the Nominating Committee in carrying out its responsibilities under the Policy. Management is required to present to the Nominating Committee the material facts of any transaction that it believes may require review under the Policy. In cases where it is impracticable or undesirable to delay a decision on a proposed transaction until the next meeting of the Nominating Committee, the Chair of the Nominating Committee may review and approve the transaction. Any such approval must be reported to the full Nominating Committee at its next regularly scheduled meeting. If a matter before the Nominating Committee involves a member of the Nominating Committee or one of the member’s immediate family members, the member may not participate in the Nominating Committee’s deliberations or vote on such matter.

Pursuant to the Policy, the Nominating Committee has pre-approved certain categories of transactions that may constitute Related Person Transactions as being consistent with the best interests of the Company. These categories are:

•	executive officer compensation approved by the Board or its Compensation Committee;

•	non-employee Director compensation approved by the Board or the Nominating Committee;

•	directors and officers insurance payments and indemnification payments made in accordance with the Company’s certificate of incorporation or by-laws;

•

transactions in the ordinary course of business with entities at which a Related Person is a director, executive officer, employee and/or a less than 10% beneficial owner, provided the amounts involved do not exceed the greater of $1 million or 1% of the other entity’s annual revenues;

•	transactions where the rates or charges are determined by competitive bids;

•

contributions by the Company or the American Express Foundation to a charitable organization at which a Related Person serves as a director, executive officer and/or trustee, provided that the aggregate annual amount of such contributions, excluding contributions under the Company’s gift match program and contributions under the Company’s Directors’ Charitable Award Program, do not exceed the lesser of $1 million or 2% of the organization’s total annual revenues;

•	use of the Company’s products and services on terms and conditions similar to those available to other customers or employees generally; and

•	transactions in which all shareholders receive the same benefits on a pro rata basis.

One of our Directors, Ms. Barshefsky, is a partner of the law firm of WilmerHale, which firm provided legal services to us in 2009 at customary rates, and we may continue to use the services of this firm in 2010.

Our executive officers and Directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. For example, our two U.S. card-issuing banks may extend credit to our Directors and executive officers under our charge or lending products. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and Directors may also have transactions with us involving other goods and services, such as travel services. These transactions are also in the ordinary course of our business, and we provide them on terms that we offer to our customers generally.

Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals in a manner consistent with our policies that apply to all employees.

We have a number of ordinary course relationships with Berkshire Hathaway Inc., its affiliates, and companies in which they have significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay us fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our cards. We also provide Corporate Card or travel services to some of these companies, and these companies pay fees to us. We may engage in other commercial transactions with these companies and pay or receive fees in those transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and officers and beneficial owners of 10% or more of our common shares to file reports with the SEC. Based on our records and other information, we believe that all reports that were required to be filed under Section 16 during 2009 were timely filed.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

We have an insurance program in place to provide coverage for Directors’ and officers’ liability and fiduciary liability arising from employee benefit plans we sponsor. The coverage for Directors’ and officers’ liability provides that, subject to the policy terms and conditions, the insurance carriers will (1) reimburse us when we are legally permitted to indemnify our Directors and officers; (2) pay losses, including settlements, judgments and legal fees, on behalf of our Directors and officers when we cannot indemnify them; and (3) pay our losses resulting from certain securities claims. The fiduciary liability portion of the program covers: us; our employee benefits plans; and the Directors, trustees and employees who serve as fiduciaries for our employee benefit plans. Subject to the policy terms and conditions, it covers losses from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States.

Effective from November 30, 2009 to November 30, 2010, this insurance is provided by a consortium of carriers. ACE American Insurance Company is the lead insurer. XL Specialty Insurance Company, Illinois National Insurance Company, Federal Insurance Company, U.S. Specialty Insurance Company, Zurich American Insurance Company, Chartis Excess Limited (formerly AIG Excess Liability International Limited) and Arch Insurance Company provide excess coverage. The program also includes supplemental layers dedicated exclusively to providing coverage for Directors and officers when we cannot indemnify them. The supplemental layers are provided by XL Specialty Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, RLI Insurance Company, U.S. Specialty Insurance Company, Chartis Excess Limited, Federal Insurance Company, St. Paul Fire & Marine Insurance Company, Continental Casualty Company and Liberty Mutual Insurance Company. We expect to obtain similar coverage upon expiration of the current program. The annual premium for the current program is approximately $7.7 million

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS, NOMINATION OF DIRECTORS

AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2011 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November     , 2010. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under our by-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

•

We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that the Annual Meeting is held on schedule, we must receive notice pertaining to the 2011 Annual Meeting of Shareholders no earlier than December 27, 2010 and no later than January 26, 2011.

•

However, if we hold the Annual Meeting on a date that is not within 25 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

•

If we hold a special meeting to elect Directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Any notice (other than a proposal pursuant to Rule 14a-8) that is received after the times specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act. The persons named in the proxy for the meeting may exercise their discretionary voting power with respect to all such matters, including voting against them.

OTHER MATTERS

Peter Lindner, a former employee of the Company, has pursued, through a variety of means, a number of personal grievances against the Company since his employment was terminated in 1998, including pursuing certain litigation related to last year’s annual meeting of shareholders. In late 2009, Mr. Lindner notified the Company of his request that he be listed by the Company as a nominee for election to the Company’s Board of Directors at the Meeting. The Nominating Committee considered Mr. Lindner’s request and determined not to nominate him as a director. After a similar communication to the Company relating to last year’s annual meeting, Mr. Lindner nominated himself and took action to engage in a solicitation for a seat on the Company’s Board.

In late 2009, Mr. Lindner also submitted a shareholder proposal relating to the Company’s Code of Conduct for Employees (Lindner Proposal) for inclusion in this proxy statement. The Lindner Proposal seeks to amend the Code of Conduct for Employees to include mandatory penalties for non-compliance after review by independent outside experts. The Lindner Proposal was not submitted on a timely basis under Rule 14a-8 of the Exchange Act, and accordingly is not included in this proxy statement.

The Board of Directors and the Company’s management have not received notice of, and are not aware of, any business to come before the Meeting other than the agenda items referred to in this proxy statement and the possible submission of the Lindner Proposal which, while not included in this proxy statement, may be presented by Mr. Lindner at the Meeting. In such event, the named proxies will have discretionary voting authority under Rule 14a-4(c) of the Exchange Act with respect to the Lindner Proposal and intend to exercise such discretion to vote “AGAINST” such proposal if presented at the Meeting. Adoption of the Lindner Proposal, like the other shareholder proposals that are on the Company’s agenda at the Meeting, requires the approval of the majority of the votes cast. Abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the vote on the Lindner Proposal. If any other matter comes before the Meeting, the named proxies will use their best judgment in voting the proxies.

Participants in the Solicitation

Under applicable SEC regulations, members of the Board and certain officers and employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Meeting. Certain information concerning these “participants” is set forth in the proxy statement and in Annex A hereto.

Solicitation of Proxies; Expenses

As a result of Mr. Lindner’s intended proxy solicitation for election as a Director, we may incur additional costs in connection with our solicitation of proxies. As discussed under “Voting Information—Cost of Proxy Solicitation” above, we have retained Morrow & Co. LLC (Morrow) to assist us in the solicitation of proxies for a fee of $17,500 plus out-of-pocket expenses. If Mr. Lindner commences an actual solicitation of proxies, Morrow expects that approximately 10 of its employees would assist in our solicitation. Our expenses related to the solicitation of proxies from shareholders this year would then exceed those normally spent for an annual meeting of shareholders. Such additional costs are expected to aggregate to approximately $100,000. These additional solicitation costs are expected primarily to consist of the increased fees of outside counsel.

* * * *

If you would like a copy of our 2009 Form 10-K, excluding certain exhibits, please contact Carol V. Schwartz, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285.

Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 26, 2010 Meeting. The Company will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of your common share ownership, such as a current brokerage statement, and an identification bearing a photograph. If you hold your shares in street name, you must obtain a valid proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting. Please note that no cameras, camcorders, videotaping equipment or other recording devices or large packages will be permitted in the Meeting.

KENNETH I. CHENAULT

Chairman and Chief Executive Officer

LOCATION OF THE 2010 ANNUAL MEETING OF

SHAREHOLDERS OF

AMERICAN EXPRESS COMPANY

Our world headquarters is the site of the 2010 Annual Meeting of Shareholders. We are located at 200 Vesey Street on the west side of Lower Manhattan in the World Financial Center.

BY SUBWAY

Take any of these subway lines: the A, C, E, R, W or the 1, 2, 3, 4 or 5 trains. All of these trains stop near the World Financial Center. The World Financial Center is located across the Westside Highway (also known as West Street) on the Hudson River. Our building is on the north side of the Winter Garden in the World Financial Center.

BY CAR OR TAXI

Take the Westside Highway in Lower Manhattan. Enter the World Financial Center by turning west on either Murray Street or Vesey Street. Go to the main entrance of our building located at the corner of Vesey Street and the Westside Highway.

ANNEX A

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board of Directors, the Board’s nominees, and certain officers and other employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Meeting. The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

The following table sets forth the names and business addresses of the Company’s Directors (each of whom is also a nominee for Director), as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the Directors is carried on. The principal occupations or employment of the Company’s Directors are set forth under the heading “Item 1-Election of Directors” in this proxy statement.

Name	Business Name and Address

Daniel F. Akerson	The Carlyle Group 1001 Pennsylvania Avenue, NW Suite 220 South Washington, DC 20004

Charlene Barshefsky	WilmerHale 1875 Pennsylvania Avenue, NW Washington, DC 20006

Ursula M. Burns	Xerox Corporation 45 Glover Avenue Norwalk, Connecticut 06856

Kenneth I. Chenault	American Express Company 200 Vesey Street New York, New York 10285

Peter Chernin	Chernin Entertainment Inc. 1733 Ocean Avenue, Suite 300 Santa Monica, California 90401

Jan Leschly	Care Capital LLC 47 Hulfish Street, Suite 310 Princeton, New Jersey 08542

Richard C. Levin	Yale University 105 Wall Street New Haven, Connecticut 06511

Richard A. McGinn	RRE Ventures 130 East 59th Street New York, New York 10022

Edward D. Miller	AXA Financial, Inc. 1290 Avenue of the Americas, 14th Floor New York, New York 10104

Steven S Reinemund	Wake Forest University Calloway School 1834 Wake Forest Road Winston-Salem, North Carolina 27106

Robert D. Walter	The Robert D. Walter Company 330 West Spring Street, Suite 4 Columbus, Ohio 43215

Ronald A. Williams	AETNA Inc. 151 Farmington Avenue Hartford, Connecticut 06156

Certain Officers and Other Employees

The following table sets forth the name and principal occupation of the Company’s officers and employees who are “participants.” The principal business address of each such person is c/o American Express Company, 200 Vesey Street, New York, New York 10285.

Name	Principal Occupation
Ronald C. Stovall	Senior Vice President Investor Relations
Carol V. Schwartz	Secretary
Sherwood S. Willard, Jr.	Vice President Investor Relations

Information Regarding Ownership of the Company’s Securities by Participants

Except as described in this Annex A or in this proxy statement, none of the persons listed above under “Directors and Nominees” or “Certain Officers and Other Employees” owns any Company securities of record that they do not own beneficially. The number of Company securities beneficially owned by directors as of February 16, 2010 is set forth under the heading “Ownership of Our Common Shares” in this proxy statement. The number of Company securities beneficially owned by the Company’s officers and employees who are “participants” as of February 16, 2010 is set forth below.

Name	Company Securities Owned
Ronald C. Stovall	78,458.4076
Carol V. Schwartz	36,195.6500
Sherwood S. Willard, Jr.	6,778.8984

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under “Directors and Nominees” and “Certain Officers and Other Employees.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (02/01/08 through 02/01/10)

Name	Date	Number of Shares, Non-Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
Daniel F. Akerson	2/10/2008	53.267	(1)
	4/28/2008	3,400.000	(2)
	5/9/2008	49.087	(1)
	8/8/2008	81.300	(1)
	11/7/2008	121.804	(1)
	2/10/2009	182.072	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	114.156	(1)
	8/10/2009	114.722	(1)
	11/10/2009	95.274	(1)
	1/25/2010	10,000.000	(4)

Charlene Barshefsky	2/8/2008	4.000	(5)
	2/10/2008	96.006	(1)
	3/31/2008	448.833	(3)
	4/28/2008	3,400.000	(2)
	5/9/2008	3.000	(5)
	5/9/2008	90.124	(1)
	6/30/2008	486.960	(3)
	6/30/2008	60.870	(3)

Name	Date	Number of Shares, Non-Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	8/8/2008	5.000	(5)
	8/8/2008	138.161	(1)
	9/30/2008	543.780	(3)
	9/30/2008	67.970	(3)
	11/7/2008	211.407	(1)
	11/10/2008	7.000	(5)
	12/31/2008	1,078.080	(3)
	12/31/2008	134.760	(3)
	2/10/2009	329.000	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	206.278	(1)
	8/10/2009	192.091	(1)
	11/10/2009	159.526	(1)
Ursula M. Burns	2/10/2008	67.260	(1)
	2/25/2008	1,000.000	(4)
	3/31/2008	448.833	(3)
	3/31/2008	56.104	(3)
	4/28/2008	3,400.000	(2)
	5/9/2008	63.840	(1)
	6/30/2008	486.960	(3)
	6/30/2008	60.870	(3)
	8/8/2008	103.440	(1)
	9/30/2008	543.780	(3)
	9/30/2008	67.970	(3)
	11/7/2008	159.388	(1)
	12/31/2008	1,078.080	(3)
	12/31/2008	134.760	(3)
	1/28/2009	4,000.000	(4)
	2/10/2009	251.244	(1)
	3/31/2009	1,458.842	(3)
	3/31/2009	182.355	(3)
	4/23/2009	3,400.000	(2)
	5/9/2009	168.431	(1)
	6/30/2009	105.070	(3)
	6/30/2009	840.570	(3)
	8/10/2009	165.547	(1)
	9/30/2009	73.220	(3)
	9/30/2009	585.750	(3)
	11/10/2009	140.499	(1)
	12/31/2009	61.050	(3)
	12/31/2009	488.380	(3)
Kenneth I. Chenault	2/19/2008	202,423.000	(6)
	2/19/2008	198,805.000	(6)
	2/19/2008	(168,341.000)	(16)
	2/19/2008	(168,903.000)	(16)
	3/31/2008	167.000	(17)
	6/30/2008	156.000	(17)
	9/30/2008	96.000	(17)
	12/31/2008	304.000	(17)
	1/23/2009	57,842.000	(14)
	1/23/2009	(19,551.000)	(16)

Name	Date	Number of Shares, Non-Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	1/24/2009	5,462.000	(14)
	1/24/2009	4,916.000	(14)
	1/24/2009	(1,662.000)	(16)
	1/24/2009	(2,113.000)	(16)
	1/29/2009	1,196,888.000	(8)
	1/31/2009	71,748.000	(14)
	1/31/2009	(31,426.000)	(16)
	2/21/2009	(357,838.000)	(9)
	3/31/2009	452.000	(17)
	6/30/2009	132.000	(17)
	9/30/2009	32.000	(17)
	11/30/2009	(444,413.000)	(16)
	11/30/2009	(610.000)	(11)
	11/30/2009	462,673.000	(6)
	12/7/2009	(10,943.000)	(11)
	12/7/2009	(4,863.000)	(11)
	12/7/2009	(4,863.000)	(11)
	12/7/2009	(3,647.000)	(11)
	12/7/2009	(2,026.000)	(11)
	12/7/2009	500.000	(11)
	12/7/2009	560.000	(11)
	12/17/2009	(2,460.000)	(11)
	12/17/2009	(560.000)	(11)
	12/17/2009	(500.000)	(11)
	12/31/2009	(89.000)	(17)
	1/25/2010	(24,003.000)	(16)
	1/25/2010	(21,500.000)	(16)
	1/25/2010	51,930.000	(14)
	1/25/2010	51,930.000	(14)
	1/26/2010	53,805.000	(15)
	1/26/2010	650,918.000	(7)
	1/31/2010	40.000	(17)

Peter Chernin	2/10/2008	27.532	(1)
	4/28/2008	3,400.000	(2)
	5/9/2008	25.372	(1)
	8/8/2008	49.974	(1)
	11/7/2008	74.870	(1)
	2/10/2009	111.915	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	70.169	(1)
	6/4/2009	8,000.000	(4)
	8/10/2009	77.780	(1)
	11/10/2009	5,400.000	(4)
	11/10/2009	64.594	(1)
Jan Leschly	2/10/2008	53.267	(1)
	4/25/2008	3,427.000	(6)
	4/25/2008	(2,185.000)	(16)
	4/28/2008	3,400.000	(2)
	5/9/2008	49.087	(1)
	8/8/2008	81.300	(1)

Name	Date	Number of Shares, Non-Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	11/7/2008	121.804	(1)
	2/10/2009	182.072	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	114.156	(1)
	8/10/2009	114.722	(1)
	11/10/2009	95.274	(1)

Richard C. Levin	2/10/2008	13.695	(1)
	4/28/2008	3,400.000	(2)
	5/9/2008	12.620	(1)
	8/8/2008	33.129	(1)
	11/7/2008	49.633	(1)
	2/10/2009	74.192	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	46.517	(1)
	8/10/2009	57.916	(1)
	11/10/2009	48.097	(1)

Richard A. McGinn	2/10/2008	53.267	(1)
	4/28/2008	3,400.000	(2)
	5/9/2008	49.087	(1)
	8/8/2008	81.300	(1)
	11/7/2008	121.804	(1)
	2/10/2009	182.072	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	114.156	(1)
	8/10/2009	114.722	(1)
	11/10/2009	95.274	(1)

Edward D. Miller	2/10/2008	71.892	(1)
	3/31/2008	448.833	(3)
	3/31/2008	28.052	(3)
	4/28/2008	3,400.000	(2)
	5/9/2008	68.005	(1)
	6/30/2008	486.960	(3)
	6/30/2008	30.440	(3)
	8/8/2008	108.795	(1)
	9/30/2008	543.780	(3)
	9/30/2008	33.990	(3)
	11/7/2008	167.166	(1)
	12/31/2008	1,078.080	(3)
	12/31/2008	67.380	(3)
	2/10/2009	262.148	(1)
	3/31/2009	1,458.842	(3)
	3/31/2009	91.178	(3)
	4/23/2009	3,400.000	(2)
	5/9/2009	174.662	(1)
	6/30/2009	52.540	(3)
	6/30/2009	840.570	(3)
	8/10/2009	170.489	(1)
	9/30/2009	36.610	(3)
	9/30/2009	585.750	(3)

Name	Date	Number of Shares, Non-Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	11/10/2009	144.436	(1)
	12/31/2009	30.520	(3)
	12/31/2009	488.380	(3)

Steven S Reinemund	2/10/2008	13.695	(1)
	2/21/2008	10,000.000	(4)
	4/28/2008	3,400.000	(2)
	5/9/2008	12.620	(1)
	8/8/2008	33.129	(1)
	11/7/2008	49.633	(1)
	2/10/2009	74.192	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	46.517	(1)
	8/10/2009	57.916	(1)
	11/10/2009	48.097	(1)

Robert D. Walter	2/10/2008	83.795	(1)
	4/28/2008	3,400.000	(2)
	5/9/2008	77.220	(1)
	8/8/2008	118.463	(1)
	11/7/2008	177.481	(1)
	1/28/2009	50,000.000	(4)
	2/10/2009	265.297	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	166.337	(1)
	8/10/2009	158.547	(1)
	11/10/2009	131.668	(1)
Ronald A. Williams	2/7/2008	5,500.000	(4)
	2/10/2008	16.763	(1)
	3/31/2008	448.830	(3)
	3/31/2008	56.104	(3)
	4/28/2008	3,400.000	(2)
	5/9/2008	17.305	(1)
	6/30/2008	486.960	(3)
	6/30/2008	60.870	(3)
	8/8/2008	41.969	(1)
	9/30/2008	543.780	(3)
	9/30/2008	67.970	(3)
	11/7/2008	67.293	(1)
	12/31/2008	1,078.080	(3)
	2/10/2009	113.580	(1)
	2/18/2009	20,000.000	(4)
	3/31/2009	1,458.840	(3)
	3/31/2009	182.355	(3)
	4/23/2009	3,400.000	(2)
	5/9/2009	82.118	(1)
	6/30/2009	105.070	(3)
	6/30/2009	840.570	(3)
	8/10/2009	93.057	(1)
	9/30/2009	73.220	(3)
	9/30/2009	585.750	(3)
	11/10/2009	80.299	(1)
	12/31/2009	61.050	(3)
	12/31/2009	488.380	(3)

Name	Date	Number of Shares, Non-Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
Ronald C. Stovall	2/11/2008	0.036	(5)
	3/31/2008	6.000	(17)
	5/12/2008	0.0323	(5)
	6/30/2008	7.000	(17)
	8/11/2008	0.0424	(5)
	9/30/2008	6.000	(17)
	12/31/2008	20.000	(17)
	1/23/2009	687.000	(14)
	1/23/2009	(275.000)	(16)
	1/24/2009	679.000	(14)
	1/24/2009	(272.000)	(16)
	1/25/2009	750.000	(14)
	1/25/2009	(300.000)	(16)
	1/29/2009	22,741.000	(8)
	1/29/2009	5,686.000	(12)
	2/21/2009	(12,433.000)	(9)
	3/31/2009	22.000	(17)
	5/8/2009	8.410	(5)
	8/10/2009	7.215	(5)
	9/30/2009	1.000	(17)
	11/10/2009	5.698	(5)
	12/31/2009	14.000	(17)
	1/25/2010	(292.000)	(16)
	1/25/2010	(272.000)	(16)
	1/25/2010	688.000	(14)
	1/25/2010	750.000	(14)
	1/26/2010	5,250.000	(12)
	1/29/2010	(515.000)	(16)
	1/29/2010	1,421.000	(14)
	1/31/2010	2.000	(17)
	2/10/2010	6.085	(5)

Carol V. Schwartz	2/7/2008	5,655.000	(6)
	2/7/2008	(4,089.000)	(16)
	1/23/2009	249.000	(14)
	1/23/2009	(110.000)	(16)
	1/24/2009	274.000	(14)
	1/25/2009	219.000	(14)
	1/26/2009	(97.000)	(16)
	1/26/2009	(121.000)	(16)
	1/29/2009	3,157.000	(12)
	1/31/2009	254.000	(14)
	2/2/2009	(112.000)	(16)
	2/21/2009	(8,225.000)	(9)
	5/8/2009	3.685	(5)
	8/10/2009	3.161	(5)
	12/1/2009	7,883.000	(2)
	12/1/2009	(7,883.000)	(10)
	1/25/2010	(101.000)	(16)
	1/25/2010	(89.000)	(16)
	1/25/2010	219.000	(14)

Name	Date	Number of Shares, Non-Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	1/25/2010	250.000	(14)
	1/26/2010	1,247.000	(12)
	1/26/2010	4,987.000	(8)
	1/29/2010	(318.000)	(16)
	1/29/2010	789.000	(14)
	2/1/2010	(103.000)	(16)
	2/1/2010	254.000	(14)
Sherwood S. Willard, Jr.	1/25/2008	(71.000)	(16)
	1/25/2008	161.000	(14)
	1/31/2008	1,018.000	(12)
	10/15/2008	(28.000)	(16)
	10/15/2008	72.000	(14)
	12/31/2008	1.000	(17)
	1/26/2009	(71.000)	(16)
	1/26/2009	161.000	(14)
	1/29/2009	4,489.000	(12)
	2/2/2009	(112.000)	(16)
	2/2/2009	254.000	(14)
	3/31/2009	1.000	(17)
	10/30/2009	1,292.000	(12)
	1/25/2010	(75.000)	(16)
	1/25/2010	161.000	(14)
	1/26/2010	1,247.000	(12)
	1/26/2010	4,987.000	(8)
	1/29/2010	(455.000)	(16)
	1/29/2010	1,122.000	(14)
	2/1/2010	(119.000)	(16)
	2/1/2010	255.000	(14)
(1)	Share Equivalent Units acquired through dividend reinvestment.
(2)	Grant of Share Equivalent Units.
(3)	Grant of Share Equivalent Units in lieu of cash payment of Director fees.
(4)	Open market acquisition.
(5)	Shares acquired through dividend reinvestment.
(6)	Exercise of Non-Qualified Options.
(7)	Grant of performance-based Non-Qualified Options.
(8)	Grant of Non-Qualified Options.
(9)	Cancellation of Non-Qualified Options upon lapse.
(10)	Open market sale.
(11)	Gift of shares.
(12)	Grant of Restricted Stock Units.
(13)	Grant of performance-based Restricted Stock Units.
(14)	Vesting of Restricted Stock Award.
(15)	Grant of performance-based Restricted Stock Award.
(16)	Shares withheld as payment of taxes or costs upon conversion, vesting or exercise of Restricted Stock Units, Restricted Stock Awards or Non-Qualified Options.
(17)	Represents estimated quarterly increase (decrease) of shares held in the participant’s Retirement Savings Plan.
(18)	Grant of Restricted Stock Award.

Miscellaneous Information Concerning Participants

Except as described in this Annex A or in this proxy statement, neither any participant nor any of their respective associates or affiliates (together, Participant Affiliates) is either a party to any transaction or series of transactions since January 1, 2009 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in this proxy statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Annex A or in this proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex A or in this proxy statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2009 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or in this proxy statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as Director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.

ANNEX B

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

Note:	Due to changes in GAAP governing the accounting for transfers of financial assets effective January 1, 2010, that will result in the consolidation of our lending asset securitization trust, the presentation of statistical information on a GAAP and managed basis as described below will no longer be applicable beginning in 2010.

	American Express Company
(Billions, except percentages)	Year Ended December 31, 2009	Year Ended December 31, 2008
Worldwide cardmember lending – owned basis (A):
Total loans (B)	$32.8	$42.2
Net write-off rate	8.5%	5.5%

Worldwide cardmember lending – managed basis (C):
Total loans (B)	$61.8	$72.0
Net write-off rate	8.4%	5.4%

(A)	“Owned,” a GAAP basis measurement, reflects only cardmember loans included in our Consolidated Balance Sheets at such dates.
(B)	Loan balances for all periods presented used to calculate total loans have been revised in connection with our conversion to a bank holding company in the fourth quarter of 2008. Specifically, deferred card fees net of deferred direct acquisition costs for cardmember loans were reclassified from other liabilities to cardmember loans for all periods.
(C)	The managed basis presentation assumes that there have been no off-balance sheet securitization transactions, i.e., all securitized cardmember loans and related income effects are reflected as if they were in the Company’s balance sheets and income statements, respectively, at and for the periods ended on such dates. The difference between the “owned basis” (GAAP) information and “managed basis” information is attributable to the effects of securitization activities. We present information on a managed basis because that is the way our management views and manages the business. Management believes that a full picture of trends in our cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans. Management also believes that use of a managed basis presentation presents a more comprehensive portrayal of the key dynamics of the cardmember lending business. Irrespective of the on- and off-balance sheet funding mix, it is important for management and investors to see metrics for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue in order to evaluate market share. These metrics are significant in evaluating our performance and can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis. At present, we only securitize U.S. cardmember loans and do not currently securitize international loans.

B-1

200 VESEY STREET NEW YORK, NY 10285	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on April 21, 2010 (for holders in employee benefit plans), or on April 25, 2010 (for all other shareholders). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by American Express Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on April 21, 2010 (for holders in employee benefit plans), or on April 25, 2010 (for all other shareholders). Have this proxy card in hand when you call and then follow the instructions. Toll free in the U.S. and Canada.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M19922-P90218	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMERICAN EXPRESS COMPANY					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all the nominees listed below.
1.	To elect Directors				☐	☐	☐
	Nominees:

	1)	D.F. AKERSON	7)	R.C. LEVIN
	2)	C. BARSHEFSKY	8)	R.A. MCGINN
	3)	U.M. BURNS	9)	E.D. MILLER
	4)	K.I. CHENAULT	10)	S.S REINEMUND
	5)	P. CHERNIN	11)	R.D. WALTER
	6)	J. LESCHLY	12)	R.A. WILLIAMS

The Board of Directors recommends a vote FOR items 2 and 3.								The Board of Directors recommends a vote AGAINST items 4, 5 and 6.
					For	Against	Abstain			For	Against	Abstain

2.	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.				☐	☐	☐	4.	Shareholder proposal relating to cumulative voting for Directors.	☐	☐	☐

3.	Advisory (non-binding) vote approving executive compensation.				☐	☐	☐	5.	Shareholder proposal relating to the calling of special shareholder meetings.	☐	☐	☐

								6.	Shareholder proposal relating to share retention for executives.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.							☐
If no voting instructions are given, the proxy will be voted as the Board of Directors recommends.

Signature [PLEASE SIGN WITHIN BOX]					Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 26, 2010

The American Express Company Proxy Statement and 2009 Annual Report to Shareholders are available at www.proxyvote.com.

Notice to employees participating in the American Express Retirement Savings Plan (“Amex RSP”) or the Employee Stock Ownership Plan of Amex Canada, Inc. (“ESOP”).

These shares will be voted as you instruct if your proxy card, telephone, or Internet voting instructions are received on or before 11:59 P.M. Eastern Time, Wednesday, April 21, 2010, by Broadridge, which is acting on behalf of the Trustees of these Plans.

If Broadridge does not receive your voting instructions by 11:59 P.M. Eastern Time, Wednesday, April 21, 2010, the Trustees of the Amex RSP and the ESOP will not vote these shares.

M19923-P90218

AMERICAN EXPRESS COMPANY

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on Monday, April 26, 2010

The undersigned hereby appoints Daniel T. Henry, Louise M. Parent and Carol V. Schwartz, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s headquarters at 200 Vesey Street, New York, NY 10285, on Monday, April 26, 2010 at 10:00 A.M., Eastern Time, and at any adjournment(s) or postponement(s) of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

The validity of this proxy is governed by the New York Business Corporation Law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Meeting.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by Internet or by telephone. Follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Please date and sign on the reverse side.)

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be Held on April 26, 2010

Meeting Information
Meeting Type: Annual
AMERICAN EXPRESS COMPANY	For holders as of: February 26, 2010
	Date: April 26, 2010	Time: 10:00 a.m. Eastern Time
Location: Company’s headquarters
200 Vesey St.
New York, NY 10285

You are receiving this communication because you hold shares in the above named company.

200 VESEY STREET NEW YORK, NY 10285

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
Please note: This is not a ballot. You cannot use this notice to vote these shares. This notice also constitutes Notice of the 2010 Annual Meeting of Shareholders.

See the reverse side of this notice to obtain proxy materials and for voting instructions.

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

  NOTICE AND PROXY STATEMENT            2009 ANNUAL REPORT

  How to View Online:

  Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

  How to Request and Receive a PAPER or E-MAIL Copy:

  If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                1) BY INTERNET:         www.proxyvote.com

                                2) BY TELEPHONE:     1-800-579-1639

                                3) BY E-MAIL*:             sendmaterial@proxyvote.com

  *     If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

  Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

  Please make the request as instructed above on or before April 12, 2010 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

  Vote In Person: All shareholders of record at February 26, 2010 (or holders in street name who have obtained a valid proxy) may vote in person at the meeting.

  Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

  Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting Items
The Board of Directors recommends a vote FOR all the nominees listed below, FOR Items 2 and 3, and AGAINST Items 4, 5 and 6. If no voting instructions are given, the proxy will be voted as the Board of Directors recommends.

1.	To elect Directors				4.	Shareholder proposal relating to cumulative voting for Directors.
	Nominees:

	1)	D.F. AKERSON	7)	R.C. LEVIN	5.	Shareholder proposal relating to the calling of special shareholder meetings.
	2)	C. BARSHEFSKY	8)	R.A. MCGINN
	3)	U.M. BURNS	9)	E.D. MILLER
	4)	K.I. CHENAULT	10)	S.S REINEMUND	6.	Shareholder proposal relating to share retention for executives.
	5)	P. CHERNIN	11)	R.D. WALTER
	6)	J. LESCHLY	12)	R.A. WILLIAMS

2.	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.				NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

3.	Advisory (non-binding) vote approving executive compensation.				Please Note: You cannot vote by returning this Notice. To vote the shares, you must vote online or request a paper copy of the proxy materials to receive a proxy card. You may also attend and vote at the meeting.

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